As filed with the Securities and Exchange Commission on September 27, 2004

Registration No. 333-___________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Scanner Technologies Corporation
(Name of small business issuer in its charter)

New Mexico	3559	85-0169650
(State or Other Jurisdiction	(Primary Standard	(I.R.S. Employer
of Incorporation	Industrial Classification	Identification Number)
or Organization)	Code Number)

Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, Minnesota 55447
(763) 476-8271
(Address and telephone number of principal executive offices and principal place of business)

Elwin M. Beaty, President, Chief Executive Officer and Chief Financial Officer
Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, Minnesota 55447
(763) 476-8271
(Name, address and telephone number of agent for service)

Copies to:

Robert K. Ranum, Esq.
Barbara Müller, Esq.
Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

_______________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of Registration Fee
Common stock, no par value, to be sold by selling shareholders (2)	1,554,500 shares	$2.18	$3,388,810.00	$429.36
Common stock, no par value, to be sold by selling shareholders (3)	1,196,000 shares	$2.18	$2,607,280.00	$330.34
Total				$759.70

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	Represents shares of common stock issuable to three selling shareholders pursuant to outstanding warrants held by such selling shareholders, which shares are being registered for resale on a delayed basis pursuant to Rule 415.

(3)	Represents shares of common stock owned by twelve selling shareholders, which shares are being registered for resale on a delayed basis pursuant to Rule 415.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated September 27, 2004

PROSPECTUS

[SCANNER logo]

Scanner Technologies Corporation

2,750,500 Shares
of
common stock

        Shareholders of Scanner Technologies Corporation identified in this prospectus are offering all of the shares to be sold in the offering. These shares may be offered at any time after the date of this prospectus as set forth under “Plan of Distribution” on page 27 of this prospectus. Prices for the shares may be the market prices prevailing at the time of sale or may be negotiated by the selling shareholder and the buyer. Scanner Technologies Corporation will not receive any of the proceeds from the offering.

        The common stock is quoted on the OTC Bulletin Board under the symbol “SCNI.” The closing sale price of the common stock on September 23, 2004 was $2.35 per share.

        The common stock is a risky investment. Before investing, you should read the “Risk Factors” section, which begins on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________________________ 2004

        You should rely only on the information contained in this document. We have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is illegal. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

_________________

TABLE OF CONTENTS

	Page
Forward Looking Statements	1
Summary	2
Risk Factors	3
Dilution	10
Use of Proceeds	11
Market for Common Equity and Related Stockholder Matters	11
Management’s Discussion and Analysis or Plan of Operation	12
Description of Business	17
Description of Property	21
Legal Proceedings	21
Certain Relationships and Related Transactions	22
Directors, Executive Officers, Promoters and Control Persons	22
Executive Compensation	23
Security Ownership of Certain Beneficial Owners and Management	24
Selling Shareholders	25
Plan of Distribution	27
Description of Securities	29
Legal Matters	30
Experts	30
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	31
Financial Statements	F-	1

FORWARD LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference herein and the exhibits hereto, may include “forward-looking” statements. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to our financing plans, trends affecting our financial condition or results of operations, our growth and operating strategy, product development, competitive strengths, the scope of our intellectual property rights, sales efforts, and the declaration and payment of dividends. Words such as “anticipates,” “believes,” “could” “estimates,” “expects,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will” and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. These factors include, but are not limited to, the factors discussed below under “Risk Factors.”

        You must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

        We caution you to consider carefully these factors as well as any other specific factors discussed with each specific forward-looking statement in this prospectus. In some cases, these factors have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

        We also caution you that forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by us on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-KSB, 10-QSB, and 8-K (if any), in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We intend to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our forward-looking statements, and are including the preceding cautionary language for the express purpose of enabling us to use the protections of the safe harbor with respect to all forward-looking statements.

SUMMARY

        We encourage you to read the entire prospectus carefully before investing in our common stock. The following summary is qualified in its entirety by the more detailed information, including the Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

Our Company

        Scanner Technologies Corporation was formerly known as Southwest Capital Corporation (“Southwest Capital”) and was incorporated in 1964 under the laws of New Mexico. Originally formed to provide financial services to small businesses, we divested ourselves of such operations in 1990 and did not operate any business from 1992 until July 2002 when we merged with Scanner Technologies Corporation, a privately held Minnesota corporation (“Scanner Minnesota”). Scanner Minnesota had been formed in 1990 for the purpose of inventing, developing and marketing vision inspection solutions for the semiconductor industry. We are the legal entity surviving such merger; we changed our name to “Scanner Technologies Corporation” at the merger and have continued to operate the business acquired from Scanner Minnesota.

        Our principal offices are located at 14505 21st Avenue N., Suite 220, Minneapolis, Minnesota 55447 (telephone 763-476-8271). Outside of the U.S., we have offices in Geneva, Switzerland and Singapore, primarily engaged in sales of our products. To comply with local laws, the office in Singapore is operated by our wholly-owned subsidiary, Scanner Technologies Corporation International, a Minnesota corporation.

The Offering

Securities registered	2,750,500 shares of common stock(1)

Securities outstanding as of September 24, 2004	11,984,198(2)

Options and warrants to purchase	5,263,022 shares of common stock.(1)

Use of Proceeds	Scanner Technologies will not receive any proceeds from the sale of common stock in the offering. See “Use of Proceeds”.

_________________

(1)	Includes 1,196,000 shares of common stock issuable upon exercise of the warrants held by the selling shareholders.
(2)	Does not include shares of common stock issuable upon exercise of outstanding options and warrants.

RISK FACTORS

        Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition and/or operating results of our Company and the trading price and/or value of our securities could be materially adversely affected.

The semiconductor industry that we serve is highly cyclical, causing significant variability in our results of operations.

        We serve the semiconductor industry and our business depends heavily upon capital expenditures by manufacturers in this industry. Due to sudden changes in demand for microelectronic products, the semiconductor industry is highly cyclical, with periods of capacity shortage and periods of excess capacity. In periods of excess capacity, there are often drastic changes in the timing and quantity of capital equipment purchases and investments in new technology or capacity needs by our customers, including sharp cuts in purchases of capital equipment, including our products, by customers. The timing, length and volatility of these periods are difficult to predict, resulting in pressure on our revenues, gross margin and net income. In addition to affecting our customers, downturns also challenge our suppliers, vendors, other partners, as well as our management, sales, engineering, manufacturing, customer service and other employees, who are vital to our success.

        During downturns in microelectronic industries, customers typically reduce or delay purchases, and/or delay delivery or cancel orders. As a result, it is imperative that we maintain an organization able to quickly and effectively align with market conditions, including bringing our cost structures in line with current industry and overall market conditions. At the same time, it is imperative that we meet the following objectives:

•	continue to serve our existing customers,
•	provide new and improved solutions for new and existing customers, and
•	operate effectively with our suppliers.

        If we are, for any reason, unable to achieve any one or more of the above objectives in an efficient, effective and timely manner, there could be a material adverse effect on our business, financial condition and results of operations. Furthermore, any delays or reductions in future purchases of capital equipment or delays or cancellations of current orders by microelectronic device manufacturers, for any reason, may have a material adverse effect on our business, financial condition and results of operations, because they may result in delays, reductions or cancellations of current orders for the semiconductor industry.

Our success is highly dependent on our ability to retain our management team.

        Our success depends, to a significant degree, on the efforts of Elwin M. Beaty, our President, Chief Executive Officer and Chief Financial Officer, and David P. Mork, Senior Vice President. There is no assurance that their services will remain available to us or that we will be successful under their management. We do have an employment agreement with each of Mr. Beaty and Mr. Mork, but the employment agreements may be terminated by either party with a thirty-day notice. We carry key person life insurance on Mr. Beaty but not on Mr. Mork.

Our future rate of growth is highly dependent on the development and growth of the market for semiconductor device inspection equipment.

        We primarily target our products to address the needs of semiconductor manufacturers for defect inspection. If for any reason the market for semiconductor inspection equipment fails to grow in the long term as we expect, we may be unable to maintain current revenue levels in the short term and return to our historical growth in the long term. Growth in this market is dependent to a large extent upon manufacturers replacing manual inspection with automated inspection technology. There is no assurance that manufacturers will undertake this replacement at the rate we expect.

Our sales and operating results can fluctuate significantly from period to period, which may adversely affect the market price of our stock.

        Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or operating results, or lead to significant variability in our operating results. In addition, because a significant portion of our revenue in any particular quarter has historically come from the sale of a relatively small number of systems, the loss of any sale could have a significant negative impact. A variety of factors could cause this variability, including the following:

•	order cancellations or delays in orders by customers;
•	the long sales cycle of our products;
•	decreases in capital spending by our customers;
•	new product introductions by our competitors and competitive pricing pressures;
•	entrance into, or additional resources focused on, our markets by larger competitors;
•	component shortages resulting in manufacturing delays; and
•	delays in the development, introduction and manufacture of our products.

        We cannot predict the impact of these and other factors on our revenues and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

Global economic and political environments are important to economic conditions, and long term continued risk or concerns regarding economic and political circumstances could decrease customer demand for our products.

        Future political or related events similar or comparable to the September 11, 2001 terrorist attacks, significant military conflicts, or long term reactions of governments and society to such events, may significantly affect the willingness or ability of our customers to visit our facilities or trade shows, review our systems’ capabilities and/or purchase or take delivery of our products, as well as our abilities to visit our customers, to perform application studies for our customers, to sell and deliver solutions and to service those solutions. Any decline in the willingness or ability of our customers to travel and visit our facilities, or in our ability to travel and visit our customers, could have a material adverse effect on our business, financial condition and results of operations. In addition, such events could have an adverse effect on the economy generally, and microelectronic industries in particular, causing our customers to reduce or delay capital equipment purchases.

The market acceptance of our products is critical to our growth.

        Semiconductor manufacturing equipment and processes are subject to rapid technological changes. We continue to spend a significant amount of time and resources developing new systems, new models to existing system series and improvements or enhancements on current models. Due to the length of the product development cycles in our industry, we must make these significant time and resource expenditures well in advance of any prospect of a revenue stream from such new products. If our customers do not continue to accept our current products and also accept and integrate our new products into their operations, our revenue, cash flow, operating results or stock price could be negatively impacted.

If we are unable to keep pace with rapid technological changes by developing and introducing successful new products and technologies in a timely manner, our products may become obsolete and our business will be harmed.

        The microelectronic capital equipment manufacturing business is a highly competitive business and microelectronic device manufacturing equipment and processes are subject to rapid technological changes. We believe that our future success will depend in part upon our ability to continue to enhance our existing product line to meet customer needs and to develop and introduce new products in a timely manner. We cannot assure you that our efforts to improve and advance existing products and to develop new products will be successful or that we will be able to respond effectively to technological change. In addition, we cannot assure that we will choose the most opportunistic new markets and applications.

        We continue to make and/or review significant investments in research, development and engineering in new technology and/or businesses with new or complementary products, services and/or technologies, and we are aware of the numerous risks associated therewith, including but not limited to:

•	diversion of management’s attention from day to day operational matters;
•	lack of synergy, or the inability to realize expected synergies;
•	failure to commercialize the new technology or business;
•	failure to meet the expected performance of the new technology or business;
•	lower-than-expected market opportunities or market acceptance of any new products; and
•	unexpected reduction of sales of existing products by new products.

        If we are unsuccessful at developing new products and technologies, our market share, revenue, financial condition, operating results and/or stock price could be negatively impacted.

Our products are complex and any product or process development issues could negatively impact our operations or financial results.

        Our products are complex and often the applications of our customers are unique. We believe that our future success will depend in part upon our ability to meet our customers’ functionality and reliability requirements in a timely manner. We cannot be sure that our product offerings, application assistance, enhancement efforts, or our new product development efforts will fulfill every functionality and reliability requirement. In addition, new product offerings that are highly complex in terms of software or hardware may require application or service work such as bug fixing prior to acceptance, thereby delaying revenue recognition. If we are unsuccessful in these areas, our market share, revenue, financial condition, operating results or stock price could be negatively impacted.

Our market is highly competitive and we may lose business to larger and better-financed competitors.

        The semiconductor defect inspection equipment industry is highly competitive in all areas of the world. We have many domestic and foreign competitors. Most of these competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we have. Unless we are able to invest significant financial resources in developing products and enhancing customer support worldwide, and are able to gain customer acceptance of our products, we may not be able to compete effectively.

Our operating results could be negatively impacted if we are unable to obtain the necessary resources to invest in our growth.

        We intend to continue to make investments to support business growth and may require additional funds to respond to business challenges, which include the need to develop new products or enhance existing products, enhance our operating infrastructure, acquire complementary businesses and technologies and satisfy working capital requirements. Accordingly, we may need to engage in equity or debt financing to secure additional funds. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our business may be harmed if we fail to obtain and protect our intellectual property rights.

        Our success depends in part upon our ability to obtain intellectual property rights and licenses and to preserve other intellectual property rights covering our products and our products under development. To protect these rights, we have obtained nine domestic patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking intellectual property protection can be time-consuming and expensive. We cannot ensure that:

•	patents will be issued from currently pending or future applications;
•	our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;
•	foreign intellectual property laws will protect our intellectual property rights; or
•	others will not independently develop similar products, duplicate our products or design around our technology.

        If we do not successfully protect and then enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

        We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees, consultants, key customers and vendors to protect our intellectual property. Other parties may not comply with the terms of their agreements with us and we may not be able to adequately enforce our rights against these people.

We are involved in patent litigation against ICOS Vision Systems Corp. N.V. and we will continue to incur significant legal costs.

        In 2000, we instituted a lawsuit against ICOS Vision Systems Corp. N.V. for infringement of two of our patents. The patents related to three-dimensional ball array inspection apparatus and method. In June 2003, we reached a settlement concerning one-illumination source inspection systems. Pursuant to the settlement agreement, ICOS made a one-time payment of $400,000 to us to settle all issues with regard to these one-light source inspection systems. The court found no infringement with regard to the two-illumination source devices that ICOS sold. We agreed to the settlement in order to allow us to immediately appeal the court’s ruling concerning inspection systems involving two light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. In April 2004, the United States Court of Appeals ruled in our favor, finding that the claim terms “an illumination apparatus” and “illuminating” in our patents encompass one as well as more illumination sources and overturned the District Court’s entry of summary judgment of non-infringement. We intend to continue to vigorously enforce our patent rights and expect to incur significant additional expenses in 2004 to pursue the lawsuit. There can be no assurance that we will prevail in such litigation and we may suffer an adverse result requiring us to pay damages or royalties adversely affecting our business.

Third parties may claim that we are infringing upon their intellectual property and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

        Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing upon the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe upon the intellectual property rights of others, we could be forced to either seek a license to those intellectual property rights or to alter our products so that they no longer infringe. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing upon the rights of others may be costly or impractical.

        We may become responsible for patent litigation costs. If we were to become involved in further disputes regarding intellectual property (in addition to the ongoing litigation against ICOS), whether ours or that of another company, we may have to participate in additional legal proceedings. These types of proceedings may be costly and time-consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products or processes, stop making products or stop using processes.

Our dependence on a few significant customers exposes us to operating risks.

        Sales to our three largest customers accounted for approximately 66% of our revenues in 2003. Our customers are able to cancel orders prior to shipment with few or no penalties. If a significant customer reduces orders or delays shipments for any reason, our revenues, operating results and financial condition will be negatively affected. In addition, our ability to increase our sales will depend in part upon our ability to obtain orders from new customers for whom there is intense competition.

We may lose customers because we started marketing our own systems to end-users.

        In the past, we were selling our products exclusively to original equipment manufacturers for inclusion in their equipment and subsequent resale to the end-user. However, in 2003, we began marketing a line of products directly to end-users. Some of our current customers may consider us in the future as competitors with regard to the sale of inspection systems and stop buying our modules for inclusion in their equipment.

Our dependence on subcontractors and sole or limited source suppliers may prevent us from delivering an acceptable product on a timely basis and could result in disruption of our operations.

        We rely on subcontractors to manufacture many of the components and subassemblies for our products and we depend on single or limited source suppliers for some of our components. Our reliance on subcontractors reduces the level of control we have over the manufacturing process and exposes us to significant risks such as inadequate capacity, late delivery, substandard quality and high costs.

        If a supplier were to become unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture the components internally. We generally do not have written supply agreements with our single or limited source suppliers and purchase our custom components through blanket and individual purchase orders. If we were unable to obtain these components in a timely fashion, we may not be able to meet demands for future shipments. We believe that we would be able to find alternative solutions if supplies were unavailable from any of our sole source suppliers. This may take time and the disruption would adversely affect our results of operations.

We assemble and test all of our vision inspection modules at one facility, and any disruption in the operations of that facility could adversely impact our business and operating results.

        Our processes for manufacturing our automated inspection systems require sophisticated and costly equipment and specially designed facilities. The vision inspection modules that are sold to our OEM customers or built into the systems we are manufacturing ourselves are assembled at our facility in Minneapolis, Minnesota. Any disruption in the operation of that facility, whether due to technical or labor difficulties, destruction or damage from fire or earthquake, infrastructure failures such as power or water shortage or any other reason, could interrupt our manufacturing operations, impair critical systems, disrupt communications with our customers and suppliers and cause us to write off inventory and to lose sales.

Failure to adjust our orders for parts and subcomponents in an accurate and timely manner in response to changing market conditions or customer acceptance of our products could adversely affect our financial position and earnings.

        Our earnings could be harmed and our inventory levels could materially increase if we are unable to predict our inventory needs in an accurate and timely manner and adjust our orders for parts and subcomponents should our needs increase or decrease materially due to unexpected increases or decreases in demand for our products. Any material increase in our inventories could result in an adverse effect on our financial position, while any material decrease in our ability to procure needed inventories could result in an inability to supply customer demand for our products thus adversely affecting our revenues.

If we are required to account for stock options as a compensation expense, our net income and earnings per share may be significantly reduced.

        Some companies have begun to account for stock options as compensation expense thus resulting in a reduction of their net income and earnings per share. We currently grant all options at fair market value and do not record compensation expense in connection with the grants. It is possible that future laws, regulations or changes in accounting standards will require us to record the fair market value of all stock options as a compensation expense in our consolidated financial statements. If such a change occurs, our net income and earnings per share may be significantly reduced.

Increased competition could impair sales of our products or cause us to reduce our prices.

        We expect our current competitors and other companies to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. Competitive pressures may from time to time require us to selectively reduce prices on our systems in an effort to protect our market share. Even if we reduce prices, our potential customers may choose to purchase competing products developed by our competitors, many of whom have development, production, marketing and distribution resources significantly greater than our own. Price reductions or lost sales as a result of these competitive pressures would reduce our total revenues and adversely impact our financial results.

We have accumulated a deficit.

        We had an accumulated deficit in the total amount of $2,567,277 as of June 30, 2004 compared to deficits in the total amount of $3,439,972 and $2,975,405 as of December 31, 2003 and 2002, respectively. We believe that the increase of the accumulated deficit of the operating business from 2002 to 2003 was primarily due to the general economic downturn in 2001 and 2002, especially the downturn in the semiconductor industry, and to the effects of the events of September 11, 2001, which continued into 2003, whereas the reduction of the accumulated deficit in the first six months of 2004 indicates at least a temporary economic recovery. However, even if the economic situation in general and the situation of the semiconductor industry in particular further improve in the future, there is no guarantee that we will be able to eliminate the deficit and operate our business profitably.

We are effectively controlled by our management, which may limit a shareholder’s ability to influence shareholder matters or to receive a premium for shares through a change in control.

        Our executive officers and directors and their affiliates own 7,435,392 shares of our common stock (including immediately exercisable warrants to purchase 1,411,874 shares and exercisable options to purchase 225,000 shares), or 54.6%, of the outstanding shares of common stock (assuming the exercise of all exercisable warrants and options). As a result, they effectively control us and direct our affairs and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company, and some transactions may be more difficult or impossible without the support of these shareholders.

Our stock price is volatile, and you may not be able to resell your shares at or above the price at which you acquired your shares.

        The market price of our common stock has been subject to significant volatility, and trading volume historically has been low. Factors affecting our market price include:

•	our perceived prospects;
•	negative variances in our operating results, and achievement of key business targets;
•	limited trading volume in shares of our common stock in the public market;
•	sales or purchases of large blocks of our stock;
•	changes in, or our failure to meet, our earnings estimates;
•	changes in securities analysts’ buy/sell recommendations;
•	differences between our reported results and those expected by investors and securities analysts;
•	announcements of new contracts by us or our competitors;
•	announcements of legal claims against us;
•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
•	developments in the financial markets;
•	general economic, political or stock market conditions; and
•	lack of adequate analyst and broker coverage.

        In addition, our stock prices may fluctuate in ways unrelated or disproportionate to our operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Our stock is quoted on the Over-The-Counter Bulletin Board (OTCBB).

        Our common stock is quoted on the OTCBB under the symbol “SCNI.” Our listing on the OTCBB limits our ability to raise money in an equity financing because most institutional investors do not consider OTCBB stocks for their portfolios. Your ability to trade in our stock is limited due to the fact that only a limited number of market makers quote our stock on the OTCBB. Trading volume in OTCBB stocks is historically lower, and stock prices of OTCBB stocks are more volatile, than stocks traded on an exchange or the Nasdaq Stock Market. There is no guarantee that we will ever qualify for trading on an exchange or the Nasdaq Stock Market.

Our stock is subject to the “Penny Stock” rules, which may make it difficult for you to sell your shares.

        In addition, our common stock is subject to certain rules of the Securities and Exchange Commission relating to so-called “penny stock.” Penny stocks are generally defined as any security not listed on a national securities exchange or the Nasdaq Stock Market, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase.

        The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

We do not anticipate declaring any cash dividends on our common stock.

        We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

The market price of our common stock may drop significantly when this registration statement is declared effective.

        Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through future sales of equity securities. Including the securities offered by the selling shareholders pursuant to this prospectus, as of September 24, 2004, 11,984,198 shares of our common stock, and options and warrants to acquire an aggregate of 5,263,022 shares of our common stock were issued and outstanding. The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

DILUTION

        This offering is for sales of stock by the selling shareholders on a continuous or delayed basis in the future. Sales of common stock by such shareholders will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares might not bear any rational relationship to net tangible book value per share.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

        The selling shareholders will pay any expenses incurred by them for brokerage, accounting or tax services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration and filing fees and fees and expenses of our counsel and our accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Dividends

        We have never paid cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain our earnings for the operation and expansion of our business. Our continued need to retain earnings for operations and expansion is likely to limit our ability to pay future cash dividends.

Market Information

        Our common stock is currently quoted on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SCNI.” The following table sets forth, for the period from January 1, 2002 through September 22, 2004, the range of high and low bid information for the Company’s common stock on the OTCBB. The prices represent quotations between dealers without adjustment for retail markups, markdowns, or commissions and may not represent actual transactions.

	2004				2003		2002
	High		Low		High	Low	High	Low

First Quarter	$1.80		$1.12		$3.25	$1.75	$1.33	$0.67
Second Quarter	$3.46		$1.80		4.25	2.05	1.27	1.01
Third Quarter	$2.95	*	$2.11	*	3.90	1.50	4.00	1.90
Fourth Quarter	—		—		1.65	1.05	5.00	2.00

* Until September 22, 2004.

        The shares of common stock are subject to various governmental or regulatory body rules, including the Securities Act of 1933 and regulations thereto, the Securities Act of 1934 and regulations thereto, and rules promulgated by NASD, which may affect the liquidity of the shares.

Holders

        There were approximately 900 holders of record of our common stock as of September 24, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

        We generate revenues from the sale of machine-vision inspection devices used in the semiconductor industry for the inspection of integrated circuits. The devices include machine-vision modules sold to original equipment manufacturers that use the modules as a component of inspection systems they sell to end users, as well as complete machine-vision inspection systems that we sell to end users. Because we sell relatively few of our devices each year, our business is characterized by uneven quarterly results that are dependent on the timing of sales and revenue recognition.

        During recent years, our operations were adversely affected by a lack of demand in the semiconductor marketplace, which caused many of our potential customers to cease or defer purchases of capital equipment such as the inspection equipment offered by the Company. According to information provided by Semiconductor Equipment and Materials International (“SEMI”), a trade association of semiconductor equipment and material manufacturers, sales of semiconductor equipment rose from $19.7 billion in 2002 to $22.2 billion in 2003. SEMI expects the market for semiconductor equipment to increase by 63% in 2004 to $36.2 billion in sales and by 24% in 2005, to reach $44.8 billion. SMI projects a small decrease in 2006 due to the cyclical nature of the market, followed by a low double-digit growth in 2007 to an aggregate of $48 billion in semiconductor equipment sales. We believe the general improvement in industry conditions contributed to the improvement in our operations in 2003. We will continue to be subject to the cyclical nature of the semiconductor marketplace.

        In addition to general trends in the semiconductor marketplace, the Company must compete for sales with other providers of machine-vision inspection equipment, most of whom are larger, better financed and offer a broader selection of products. The Company must compete on the basis of price, product performance including speed and size of defects detected, ease of use and technological advancement. During 2003, the Company commenced sales of its VisionFlex inspection systems, which were introduced in July 2002. The Company must continue research and development to improve existing products and introduce new products in order to compete effectively with other providers of inspection equipment.

        Our working capital position improved in 2003 primarily due to the sale of common stock. We continue to operate with limited working capital resources and must increase revenues sufficient to generate cash flow from operations or seek additional financing, or both, in order to sustain operations. In order to obtain additional debt or equity financing, we may be obligated to issue additional shares of common stock or warrants or other rights to acquire common stock on terms that will result in dilution to existing shareholders or place restrictions on operations. We may also be unsuccessful in increasing revenues or obtaining additional equity capital or bank financing on any terms and in that event may be obligated to cease operations and/or attempt to negotiate with our creditors to delay payments or compromise the amounts of its indebtedness.

Critical Accounting Policies

        The discussion and analysis of financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to bad debts, excess inventory, warranty obligations, income taxes, contingencies and litigation. Our estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	Revenue recognition;
•	Allowances for doubtful accounts and excess and obsolete inventory;
•	Patent rights;
•	Accounting for income taxes;
•	Accounting and valuation of options and warrants.

        Revenue is earned primarily through sales of test equipment to third party customers and also to a distributor. For sales to the distributor, revenue is recognized upon shipment as the distributor has no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment, however the customer has certain acceptance provisions relating to installation and training. These provisions require us to defer revenue recognition until the equipment is installed and the customers’ personnel are trained. We provide the training but do not install the equipment. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

        Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

        Inventory is stated at the lower of cost or market with cost determined on the first-in, first-out method. We have provided an allowance for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated fair value based on assumptions about future demand and market conditions.

        Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over six years. Patent rights are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An impairment loss is recognized when estimated discounted cash flows to be generated by those assets are less than the carrying value of the asset. When impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

        We account for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in operations in the period that includes the enactment date. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized.

        We account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and provide the disclosures required by SFAS No. 123,

“Accounting for Stock-Based Compensation.”Options and warrants to non-employees are accounted for as required by SFAS No. 123.

        We estimate the fair value of warrants at the grant date using the Black-Scholes option pricing model. The model takes into consideration weighted average assumptions related to the following: risk-free interest rate; expected life years; expected volatility; and expected dividend rate. Since our stock is thinly traded, we are essentially a nonpublic entity. Therefore, volatility is set at 0% as permitted by SFAS No. 123. The costs associated with the warrants issued in connection with the line of credit are recorded as deferred financing costs. These costs are being amortized over the term of the line of credit, and the net unamortized balance is offset against stockholders’ equity.

Liquidity and Capital Resources

        We have a $1,300,000 bank line of credit with an interest rate at prime (4.25% at June 30, 2004). We provided the bank with a security interest in our general business assets. Our outstanding indebtedness under the line of credit was $690,000 at June 30, 2004. Certain shareholders guaranteed the line.

        Our bank line of credit expired on May 1, 2004. The bank has not called the $690,000 balance on the line at the date of termination. As of the date of this prospectus, we are negotiating a new line of credit or other financing arrangements.

        Net cash used by operating activities for the six months ended June 30, 2004 totaled $57,350. Negative operating cashflows resulted primarily from the net income of $872,695 for the period being offset by net non-cash adjustments of $104,490 relating primarily to a lawsuit settlement and to depreciation and amortization and by net changes in operating assets and liabilities of $825,555 relating primarily to increases in inventory and accounts receivable offset by an increase in accounts payable.

        Net cash used by investing activities for the six months ended June 30, 2004 totaled $17,478. The funds were used to purchase property and equipment.

        Net cash provided by financing activities for the six months ended June 30, 2004 totaled $203,899. The amount relates primarily to proceeds from notes receivable for common stock and the exercise of warrants offset by payments of notes payable.

        On August 17, 2004, we sold 1,150,000 units of our securities for an aggregate purchase price of $1,495,000; each unit consisted of one share of our common stock and one five-year warrant to purchase one share of our common stock at an exercise price of $2.90.

        We believe that the new line of credit being negotiated, together with the proceeds from the stock sale in August 2004, existing working capital and anticipated cash flows from operations and additional equity transactions will be adequate to satisfy projected operating and capital requirements for the next 12 months.

Contractual Obligations

        As of December 31, 2003, our obligations and commitments to make future payments under debt and lease agreements were as follows:

	Payments due by Year

	2004	2005		2006		2007		Total

Line of credit	$701,000	$		$		$		$701,000

Notes payable	113,340		113,340

Operating leases	123,300		103,900		102,000		20,100	349,300

Total	$937,640		$103,900		$102,000		$20,100	$1,163,640

Results of Operations

Six Months Ended June 30, 2004 compared to Six Months Ended June 30, 2003

        Sales for the six months ended June 30, 2004, were $3,001,943 compared to $891,889 for the six months ended June 30, 2003. The sales increase in 2004 relates primarily to sales of our robotic inspection systems to end users and an increase in the purchases of capital equipment by customers in the semiconductor industry.

        Cost of goods sold increased by $569,778 to $841,987 in the six months ended June 30, 2004, from $272,209 in 2003. Cost of goods sold as a percentage of sales decreased by 2.5% to 28.0% in 2004 compared to 30.5% in 2003. In 2004, material cost decreased 0.5% as a percent of sales. The decrease in manufacturing costs as a percent of sales was primarily the result of the increase in sales.

        Selling, general and administrative expenses increased by $465,871 to $1,092,388 for the six months ended June 30, 2004, compared to $626,517 in the prior period. The increase in expenses related primarily to increases in salaries and related items, as a result of increased personnel, and marketing expenses

        Research and development expenses were $188,292 in the six months ended June 30, 2004 compared to $255,639 for the six months ended June 30, 2003. The research and development activities related to our development of our own line of robotic inspection systems for sale to end users that was in its early stages in 2003. The development process is continuing in 2004.

        Legal fees decreased by $88,799 to $132,528 in the six months ended June 30, 2004, from $221,327 in 2003. A significant portion of the legal fees in both periods related to the patent infringement claims we brought against a competitor and costs relating to internally developed new patents.

        Other income was $127,747 in the six months ended June 30, 2004, compared to $73,118 in 2003. In the six months ended June 30, 2004, we won a lawsuit relating to fees and expenses charged by the two law firms previously handling our patent infringement claim. The court ruled that the legal fees and expenses billed by the firms were excessive in the amount of $322,432. This amount that was included in accounts payable at December 31, 2003 was recorded as other income in the three months ended March 31, 2004. In 2003, we settled a portion of our litigation relating to our patent infringement claim for $400,000. In connection with the settlement and a prior agreement, we paid our President $160,000. Interest expense was $39,318 higher in 2004 than it was in 2003, due primarily to the amortization of the warrant valuation related to the renewal of the line of credit.

        The net income for the six months ended June 30, 2004 was $872,695 compared to a net loss of $413,485 in 2003. The change was primarily the result of increased gross profit of $1,540,276, increased net nonoperating income of $54,629 offset by increased operating expenses of $309,725.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Sales for the year ended December 31, 2003, were $2,833,338 compared to $1,241,215 for the year ended December 31, 2002. In 2003, our revenues continued to be adversely affected by the lack of demand in the semiconductor industry that has caused reduced spending by semiconductor manufactures for capital equipment such as that we offer. The sales increase in 2003 relates primarily to the initial sales of the Company’s robotic inspection systems to end users and an increase in the purchases of capital equipment by customers in the semiconductor industry.

        Cost of goods sold increased by $466,272 to $827,685 in the year ended December 31, 2003, from $361,413 in 2002. Cost of goods sold as a percentage of sales increased by 0.1% to 29.2% in 2003 compared to 29.1% in 2002. In 2003, manufacturing expenses decreased as a percent of sales primarily because of the increase in sales. This decrease was offset by an increase in material cost as a percent of sales.

        Selling, general and administrative expenses decreased by $269,150 to $1,333,832 for the year ended December 31, 2003, compared to $1,602,982 in the prior year. Decreases in professional costs, amortization of deferred stock option compensation and license fees were partially offset by increases in salaries and related expenses and amortization of patent rights.

        Research and development expenses were $530,362 in the year ended December 31, 2003 compared to $798,650 for the year ended December 31, 2002. The research and development activities related to our development of our own line of robotic inspection systems for sale to end users which activities were in their early stages in 2002. The development process continued in 2003 with the first unit being sold in April 2003.

        Legal fees decreased by $157,096 to $390,515 in the year ended December 31, 2003, from $547,611 in 2002. A significant portion of the legal fees in both periods related to the patent infringement claim we brought against a competitor.

        Other income (expense) was ($212,711) in the year ended December 31, 2003, compared to ($22,608) in 2002. In 2003, we settled a portion of our litigation relating to our patent infringement claim for $400,000. In connection with the settlement and a prior agreement, we paid our President $160,000. The net amount of $240,000 is included in other income in 2003. Interest expense was $429,948 higher in 2003 than it was in 2002. The increase relates primarily to the $397,849 amortization of the warrant valuation related to the renewal of the line of credit and to additional debt outstanding.

        We recognized no income tax benefit to offset the loss before income taxes in the year ended December 31, 2003, as no tax benefit was available to us. The $2,800 of taxes provided in the year ended December 31, 2003 represented minimum state taxes. A benefit of $71,900 was recognized in the year ended December 31, 2002.

        The net loss for the year ended December 31, 2003 was $464,567, or $.05 per share, compared to a net loss of $2,020,149, or $.24 per share, in 2002. The decrease in the net loss was the result of an increase in gross margin of $1,125,851 and decreased operating expenses of $694,534, offset by increased net nonoperating expenses of $190,103 and by increased income taxes of $74,700.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Sales for the year ended December 31, 2002, were $1,241,215 compared to $1,772,625 for the year ended December 31, 2001. The decline in sales is principally due to the worldwide slow demand for semiconductor and microelectronic devices. Therefore, manufacturers of such devices are reducing their capital spending which negatively affects semiconductor equipment suppliers such as the Company.

        Cost of goods sold decreased by $96,318 to $361,413 in the year ended December 31, 2002, from $457,731 in 2001. The decrease was primarily related to the decrease in sales. Cost of goods sold as a percentage of sales increased by 3.3% to 29.1% in 2002 compared to 25.8% in 2001. This increase was the result of higher fixed and variable manufacturing expenses.

        Selling, general and administrative expenses decreased by $71,097 to $1,602,982 for the year ended December 31, 2002, compared to $1,674,079 in the prior year. The decrease was primarily related to lower commission and other selling expenses because of the decreased sales. These decreases were partially offset by increased accounting and other professional costs.

        Research and development expenses were $798,650 in the year ended December 31, 2002 compared to $631,514 for the year ended December 31, 2001. The research and development activities related to the early stages of our development of our own line of robotic inspection systems for sale to end users.

        Legal fees decreased by $170,463 to $547,611 in the year ended December 31, 2002, from $718,074 in 2001. Legal fees related to the patent infringement claim brought by the Company against a competitor, which were less in 2002 than 2001.

        Other income (expense) was ($22,608) in the year ended December 31, 2002, compared to $9,803 in 2001. The change is primarily due to reduced cash investments and increased debt.

        We recognized an income tax benefit of $71,900 in the year ended December 31, 2002. The benefit was limited because all of the available carrybacks were utilized. A benefit of $395,746 was recognized in the year ended December 31, 2001.

        The net loss for the year ended December 31, 2002 was $2,020,149, or $.24 per share, compared to a net loss of $1,303,224, or $.19 per share, in 2001. The increase in the net loss was the result of a decrease in gross profit of $435,092, increased net nonoperating expenses of $32,411, a decrease in income tax benefit of $323,846 offset by a decrease in operating expenses of $74,424.

DESCRIPTION OF BUSINESS

General Business Development

        Scanner Technologies Corporation was formerly known as Southwest Capital Corporation (“Southwest Capital”) and was incorporated in 1964 under the laws of New Mexico. Originally formed to provide financial services to small businesses, we divested ourselves of such operations in 1990 and did not operate any business from 1992 until July 2002 when we merged with Scanner Technologies Corporation, a privately held Minnesota corporation (“Scanner Minnesota”). Scanner Minnesota had been formed in 1990 for the purpose of inventing, developing and marketing vision inspection solutions for the semiconductor industry. We are the legal entity surviving such merger; we changed our name to “Scanner Technologies Corporation” at the merger and have continued to operate the business acquired from Scanner Minnesota.

        Our principal offices are located at 14505 21st Ave. N., #220, in Minneapolis, Minnesota. Outside of the U.S., we have offices in Geneva, Switzerland and in Singapore, primarily engaged in sales of Scanner products. To comply with local laws, the office in Singapore is operated by our wholly-owned subsidiary, Scanner Technologies Corporation International, a Minnesota corporation.

Industry

        We invent, develop and market vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits.

        Integrated circuits can be divided into two general categories:

•	Leaded devices: These are integrated circuits with fragile leads extending from the perimeter of the package that provide the electrical interconnects between the integrated circuit and the other components that constitute an electronic product.

•	Ball array devices: These are integrated circuits that have an array of small conductive spheres, or balls, mounted to the bottom of the integrated circuit package. These balls serve the same function as the leads in the first category.

        Integrated circuits are designed to be assembled to circuit substrates or printed circuit boards which are key components of familiar products such as personal computers, cell phones, TV’s, automotive electronics, games, toys, DVD and CD players, satellites and avionics to name a few. Each and every lead or ball must be accurately placed as defined by the integrated circuit package specification to ensure a reliable interface between the lead/ball and the circuit substrate. Any misalignment, due to bent leads, imperfectly placed or damaged balls, or missing balls will result in a defective product.

        The manufacture of integrated circuits is a complex sequence of discrete steps that requires precise process controls and verification through testing.

        The last three steps prior to the final “Pack & Ship” – “1st Vision Inspection,” “Electrical Test” and “2nd Vision Inspection” are the focus of our design efforts. During the final stages of the manufacturing process, “Singulation Trim & Form Ball Attach” and “Electrical Test”, the integrated circuits can be damaged requiring the “1st Vision Inspection” and “2nd Vision Inspection.”

Our Products

Three-dimensional (3D) Inspection Modules

        Many manufacturers of integrated circuit devices use robotic inspection systems with a pick and place mechanism to automatically inspect and sort integrated circuits in the manufacturing process. Such an inspection system uses machine vision technology to inspect both leaded and ball array devices to ensure that the devices conform to the specifications, then sorts them into pass or fail categories. The inspection system can also perform other operations such as inspecting the nomenclature printed on the package of the integrated circuit and sealing the good parts into tape. The 3D inspection modules developed and manufactured by Scanner form the machine-vision element of such inspection systems.

        Customers purchasing our modules are generally included in the following two groups:

•	Original Equipment Manufacturers (OEM) which integrate our modules into robotic inspection systems they produce for sale to end users; and

•	End users themselves, i.e. the manufacturers and assemblers of integrated circuits.

        We have developed the following core products as inspection modules:

•	UltraVim Module, used for 3D inspections of leaded devices and 2D inspections of ball devices. UltraVim Plus Module, used for 3D inspections of leaded devices as well as of ball devices.

•	UltraMark, used for the inspection of the nomenclature printed or etched on integrated circuits to insure that the markings are correct and legible.

        The UltraVim Module and the UltraVim Plus Module incorporate technology covered by patents owned by the Company.

        We believe that our inspection modules have the following competitive advantages when compared with similar products offered by our competitors:

•	Our modules do not have to be adjusted for various users, thereby reducing the operator skill required to operate the inspection system and, therefore, lowering the associated labor rate to the end user.

•	Our modules are easy to set up and do not require extensive training, thereby reducing device changeover costs and lowering operator training and support costs to the end user.

•	Our modules make the high-speed inspection of integrated circuits possible, thereby increasing the manufacturing efficiency while reducing the total number of machines required, which results in increased profits to the end user.

•	The automatic calibration of our modules insures accurate inspections resulting in increased yields and profits to the customer and lowers the operator skill required to maintain the equipment and the associated labor rate to end user.

Three-dimensional (3D) Inspection Systems

        In July 2002, we introduced the first in a series of products of three-dimensional inspection systems under the product line name “VisionFlex.” Sales of these inspection systems commenced during the year ended December 31, 2003.

Markets for Our Products

        According to the Semiconductor Industry Association (SIA), global semiconductor sales rose to $166.4 billion in 2003, up 18.3% from the global revenue of $140.8 billion recorded in 2002. In June 2004, SIA published a forecast pursuant to which global sales of semiconductors will grow by approximately 28.6% to $214 billion in 2004. SIA projected that industry growth will slow to 4.2% or sales of $223 billion in 2005, and that global sales will decline by 0.8% in 2006 to $221 billion, before rebounding to approximately $247 billion of global sales in 2007, which would constitute an increase of 11.7% from 2006. The compound annual growth rate predicted by SIA from 2004 through 2007 is 10.4%. Industry growth is due to the strong demand for microchips for a broad range of applications, including personal computers and cell phones, consumer electronics, wired and wireless telecommunications infrastructure, and automotive applications.

        Sales of semiconductor equipment reached $22.2 billion in 2003. According to a forecast published in July of 2004 by Semiconductor Equipment and Materials International (“SEMI”), a trade association of semiconductor equipment and material manufacturers, sales of semiconductor equipment are expected to increase by 63% to $36.2 billion of new chip manufacturing, testing and assembly equipment in 2004. The forecast projects a growth of the equipment market by 24% in 2005, to $44.8 billion. SEMI predicts that due to the cyclic market growth, revenues will decrease slightly in 2006 to resume low double-digit growth in 2007 to reach approximately $48 billion.

        These predictions regarding both semiconductor sales and sales of semiconductor equipment may prove to be incorrect, however, and we can provide no assurance as to when or if the worldwide semiconductor equipment market will continue to grow.

        As shown in the flow chart above, the first vision inspection in a standard assembly process is followed by the electrical test that is in turn followed by a second vision inspection. During the electrical test, the leads/balls of the integrated circuit must make physical contact with the tester that carries the risk of damaging the integrated circuit itself. This risk makes the second vision inspection necessary to ensure that the integrated circuit complies with the device specifications before shipment. A substantial portion of our sales are derived from the integration of the UltraVim or the UltraVim Plus Module into existing test handlers, thereby eliminating the need for the stand-alone second vision inspection.

Sales and Marketing

        We sell our products through direct sales offices in San Jose, California, Singapore and Geneva, Switzerland and, in key geographical markets, through sales representatives throughout the world. For Japan, we have a distributor agreement with Yamatake Honeywell.

Manufacturing

        We design our own products and out-source the manufacturing of parts. Our research and development, engineering and designing operations, as well as the system assembly, are located at the facility in Tempe, Arizona. The vision inspection modules that are sold to our OEM customers or built into the systems we are currently manufacturing ourselves are assembled at the Company’s facility in Minneapolis, Minnesota.

Competition

        The market for the inspection of integrated circuits is highly competitive. Numerous companies, several of them public companies with greater financial resources and a longer operating history, compete with us for market share. Competitors are, among other companies, Camtek Ltd., Hitachi, Ltd., ICOS Vision Systems Corp. N.V., Robotic Vision Systems, Inc. and Toray Industries, Inc.

Proprietary Rights

        We hold nine U.S. patents for our innovative technologies and additional patents are pending in the United States and strategic countries worldwide. Prior to the merger with Southwest Capital in July 2002, Elwin M. Beaty and Elaine E. Beaty owned all patents. Upon completion of the merger with Southwest Capital, we acquired all patents in exchange for (i) a one-time payment to Mr. and Mrs. Beaty of $1, (ii) the reimbursement of all expenses for filing fees, legal fees and other disbursements which Mr. and Mrs. Beaty have incurred since 1991 for securing and maintaining the intellectual property rights, which expenses equaled $370,504, and (iii) the payment of all unpaid and accrued license fees payable to Mr. and Mrs. Beaty as of July 31, 2002, which amounted to $89,354. As of December 31, 2003, we have paid all amounts owed Mr. and Mrs. Beaty for these obligations. The patents essential for our product development and manufacturing will expire from May 2017 through January 2018.

Dependence on Few Major Customers

        Approximately 66% of our revenues in 2003 were from three customers. They included Manufacturing Integration Technology Ltd (33%), Horng Terng Automotive Co., Ltd. (20%) and Yamatake & Co., Ltd. (13%).

Employees

        As of December 31, 2003, we employed five people at our manufacturing facility in Tempe, Arizona, six people at our facility in Minneapolis, Minnesota, and five people in our other offices in San Jose, California, Singapore and Geneva, Switzerland. Three of these employees work in manufacturing, three work in sales and marketing, two provide professional services such as training and general product assistance, four work in product development and four provide general administrative services. All of our employees are working full-time. Our relationships with its employees are good.

DESCRIPTION OF PROPERTY

        We lease manufacturing and administrative facilities in Minneapolis, Minnesota and Tempe, Arizona and also maintain sales offices in San Jose, California, Singapore and Geneva, Switzerland. The leases require monthly base rents plus increases for operating expenses and/or property taxes. Approximate future minimum lease payments are $123,300, $103,900, $102,000 and $20,100 in 2004 through 2007, respectively. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

        In 2000, we instituted a lawsuit against ICOS Vision Systems Corp. N.V., a Belgian corporation (“ICOS”), for infringement of two of our patents. The patents relate to three-dimensional ball array inspection apparatus and method. In June 2003, we reached a settlement with ICOS concerning one-illumination source inspection systems. Pursuant to the settlement agreement, ICOS made a one-time payment of $400,000 to us to settle all issues with regard to these one-light source inspection systems. The court found no infringement with regard to the two-illumination source devices that ICOS sold. We agreed to the settlement agreement with respect to one-light source devices in order to allow us to immediately appeal the court’s ruling concerning inspection systems involving two-light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. We recorded the $400,000 settlement less the $160,000 paid to our President in other income in our consolidated financial statements. On April 23, 2004, the United States Court of Appeals ruled in our favor, finding that the claim terms “an illumination apparatus” and “illuminating” in our patents encompass one or more illumination sources and overturned the District Court’s entry of summary judgment of non-infringement. We intend to continue to vigorously enforce our patent rights and expect to incur significant additional expenses in 2004 to pursue their appeal. We believe that any unfavorable decision will not have a material adverse effect on our consolidated financial statements. In connection with the settlement, we paid our President $160,000 pursuant to a prior agreement (See “Executive Compensation”).

        In 2002, we brought suit against two law firms that previously represented us in the patent litigation described above. We demanded a full and complete accounting for the fees and expenses charged by these firms in connection with the patent litigation. We paid the law firms the total amount of $558,652 in legal fees and costs. The law firms claimed that we owed them an additional $402,984. The trial took place in December 2003. In January 2004, the court decided that the number of hours billed by the law firms was grossly excessive and, therefore, reduced the amount still payable to the law firms by approximately $320,000. At December 31, 2003 and 2002, the entire amount requested by the law firms of $402,984 was included in accounts payable in the consolidated balance sheets. We reflected the reduction in accounts payable and recorded other income in our subsequent consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See below, “Executive Compensation” for a description of transactions between the Company and the Company’s officers.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

        The following table sets forth the name, age and position of each person who currently serves as a director and/or officer of our Company. Our directors serve for an indefinite term that expires at the next regular meeting of our shareholders, and until such directors’ successors are elected and qualified, or until such directors’ earlier death, resignation, disqualification or removal.

Name	Age	Position

Elwin M. Beaty	63	President, Chief Executive Officer, Chief
		Financial Officer, Director
David P. Mork	37	Senior Vice President, Director

        Elwin M. Beaty has served as our President, Chief Executive Officer and Chief Financial Officer and a Director since we merged with Scanner Technologies Corporation, a privately-held Minnesota corporation (“Scanner Minnesota”), on July 31, 2002 (the “Merger”). Prior to the Merger, Mr. Beaty served in the same capacities with Scanner Minnesota from its incorporation in November 1990 until the Merger.

        David P. Mork has served as our Senior Vice President since the Merger. Mr. Mork served as Senior Vice President of Scanner Minnesota from 1997 until the Merger. He has also served as one our Directors since the Merger.

Audit Committee Expert

        The Board of Directors serves as the Audit Committee, and there are no independent directors on the Board. The Board has designated Elwin M. Beaty, President, Chief Executive Officer and Chief Financial Officer of the Company, as its financial expert as defined by Item 401(e) of Regulation S-B under the Securities Act of 1933.

EXECUTIVE COMPENSATION

Employment Agreements and Arrangements

        Pursuant to an employment agreement between us and Elwin M. Beaty, President, our Chief Executive Officer and Chief Financial Officer, Mr. Beaty earns an annual salary of $180,000. The agreement also contains a provision that requires us to pay Mr. Beaty an amount equal to the annual salary if he is terminated without cause. The agreement can be terminated by us or Mr. Beaty with a 30-day written notice to the other.

        In an agreement dated April 19, 2002, Mr. Beaty forgave our obligation to pay him accrued salary of $1,254,575 and released us, our successors, officers and directors from any liability in connection with the accrued salary. In exchange, we agreed that Mr. Beaty shall receive a certain amount of the proceeds, if any, that we may receive out of litigation involving patents that we have licensed. Under the agreement, we shall keep sixty percent (60%) of any proceeds of the currently ongoing litigation and shall pay to Mr. Beaty forty percent (40%) of such proceeds until we have been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and Mr. Beaty has received the total amount of $1,254,575. If one party has received all the amounts owing to such party before the other party’s claim under this provision has been satisfied, the other party shall receive one hundred percent (100%) of the proceeds until its claim is satisfied. If any proceeds remain after such payment, Mr. Beaty shall receive fifty percent (50%) of such remainder. He also has a right to receive part of the proceeds, if any, that we may receive out of any subsequent litigation involving the licensed patents. We shall keep sixty percent (60%) of any proceeds from subsequent litigation until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and Mr. Beaty shall receive forty percent (40%) of any proceeds from subsequent litigation until he has received a total amount of $1,254,575 out of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds out of the subsequent litigation remain after such distribution, we shall pay twenty five percent (25%) of such remaining proceeds to Mr. Beaty. The unearned compensation forgiven ($1,254,575) less the related deferred tax benefit ($436,000) was recorded as additional paid-in capital in stockholders’ equity.

        In 2003, we received a one-time payment of $400,000 from a Belgian corporation pursuant to a settlement agreement related to all patent infringement issues with regard to one light source inspection systems. In connection with the settlement, we paid $160,000 to Mr. Beaty pursuant to the agreement noted above.

        To provide David P. Mork, the Company’s Senior Vice President, with an incentive to continue his employment with us, and to compensate him for compensation in recent years which we believe was less than he might have received in a comparable position elsewhere, Mr. Mork was also a party to the agreement described above regarding the distribution of litigation proceeds. Pursuant to the agreement, we have agreed to pay to Mr. Mork twenty percent (20%) of the remaining proceeds, if any, that we may receive out of the currently ongoing litigation, and twenty-five percent (25%) of the remaining proceeds, if any, that we may receive out of any future litigation involving the licensed patent, and that remain after the aforesaid payments to us and to Mr. Beaty have been made out of such proceeds.

Summary Compensation Table

        The following Summary Compensation Table sets forth certain compensation information for services rendered in all capacities to us by our chief executive officer and by the only other executive officer whose total salary and bonus exceeded $100,000 during 2003.

	Fiscal Year	Annual Compensation			Long Term Compensation Options	All Other Compensation

		Salary ($)	Bonus ($)	Other ($)

Elwin M. Beaty, President,	2003	180,000	0	0	0	163,772	(2)
Chief Executive Officer and	2002	180,000	0	0	0	18,858
Chief Financial Officer(1)	2001	180,000	0	0	0	0

David P. Mork, Senior Vice	2003	120,000	1,500	0	0	0
President	2002	114,750	100,000	0	0	0
	2001	114,500	0	0	0	0

_________________

(1)	Amounts paid prior to July 31, 2002 were paid by Scanner Technologies Corporation, the Minnesota corporation.

(2)	Includes $160,000 from proceeds of a patent litigation settlement paid to Mr. Beaty and $3,772 for rent expense for Mr. Beaty’s temporary residence in Arizona.

Option Grants During 2003 Fiscal Year

        We did not grant any stock options during year ended December 31, 2003 to the named executive officers in the Summary Compensation Table. We have not granted any stock appreciation rights. We did not have a stock option plan in fiscal 2003.

Option Exercises During 2003 Fiscal Year and Fiscal Year-End Option Values

        No options were exercised during fiscal 2003 or held as of December 31, 2003 by the named executive officers in the Summary Compensation Table. We have no outstanding stock appreciation rights.

Compensation to Directors

        Our directors do not receive any compensation from us for their services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information as of September 24, 2004, concerning the beneficial ownership of our common stock by (i) each of our directors, (ii) each executive officer named in the Summary Compensation Table, (iii) the persons known by us to own more than 5% of our outstanding common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

Name or Identity of Beneficial Owner & Management(1)	Common Stock
	Number of Shares Beneficially Owned	(2)	Percent of Class (2)

Elwin M. Beaty	6,858,732	(3)	50.9%
David P. Mork	576,660	(4)	4.8%
Elaine E. Beaty	6,858,732	(3)	50.9%
Barron Partners LP	2,300,000	(5)	17.5%
All Executive Officers and Directors as a group (2 persons)	7,435,392	(6)	54.6%

_________________

(1)	The address for each individual is 14505 21st Avenue North, Suite 220, Minneapolis, MN 55447; the address for Barron Partners LP is 730 Fifth Avenue, 9th Floor, New York, NY 10019.

(2)

For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of September 24, 2004, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Elwin M. Beaty, Chief Executive Officer, President and Chief Operating Officer of the Company, is married to Elaine E. Beaty, Secretary of the Company. The shares include (a) 2,683,584 shares held by Mr. Beaty, (b) 670,782 shares issuable upon exercise of a currently exercisable warrant by Mr. Beaty, (c) 75,000 shares issuable upon exercise of a currently exercisable option by Mr. Beaty, (d) 2,683,584 shares held by Ms. Beaty, (e) 670,782 shares issuable upon exercise of a currently exercisable warrant by Ms. Beaty, (c) 75,000 shares issuable upon exercise of a currently exercisable option by Ms. Beaty. Each of Mr. Beaty and Ms. Beaty disclaims the beneficial ownership of the securities owned by the other.

(4)	Includes 70,310 shares issuable upon exercise of a currently exercisable warrant by Mr. Mork and 75,000 shares issuable upon exercise of a currently exercisable option by Mr. Mork.

(5)

Includes 1,150,000 shares issuable upon exercise of a currently exercisable warrant. Mr. Andrew Barron Worden, President of Barron Capital Advisors LLC, general partner of Barron Partnership, has sole voting and dispositive power over the shares.

(6)	See notes 3 and 4 above.

SELLING SHAREHOLDERS

        This prospectus relates to the resale by the selling shareholders of up to (a) 1,554,500 shares of our common stock that are issued and outstanding, and (b) 1,196,000 shares of our common stock issuable upon the exercise of warrants that were issued to the selling shareholders in connection with a private placement. The following table sets forth, to our knowledge, certain information about the selling shareholders as of September 24, 2004.

        We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, the selling shareholders will not hold any of the shares covered by this prospectus.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of the warrants held by the selling shareholders are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Shares of Common Stock to be Beneficially Owned After Offering(2)

Name of Selling Shareholder(1)	Number		Percentage			Number		Percentage

James J. Ahmann	10,250	(3)	*	6,000		4,250		*

Barron Partners LP	2,300,000	(4)	17.5%	2,300,000	(4)	--		*

Robert P. Bringer and Ruth
E. Bringer, Trustees, Robert
P. Bringer and Ruth E
Bringer Trust u/a dtd
12/31/01	245,354	(5)	2.0%	25,000		220,354	(5)	1.7%

Steve Bruggeman	175,000	(6)	1.5%	50,000		125,000	(6)	*

C.K. Cooper & Company	23,000	(7)	*	23,000	(7)	--		*

Paul D. Crawford	312,369	(8)	2.6%	114,000		198,369	(8)	1.5%

David B. Fernald	187,321	(9)	1.5%	50,000		137,321	(9)	1.0%

Carl A. Kuhrmeyer	33,750	(10)	*	2,500		31,250	(10)	*

Gary Macho	22,500	(11)	*	15,000		7,500	(11)	*

Ellen Elaine Mueller,
Trustee, Ellen Elaine
Mueller Trust dtd 7/11/91	434,486	(12)	3.6%	100,000	(12)	334,486	(12)	2.5%

Gerald G. Mueller, Trustee,
Gerald G. Mueller Trust dtd
7/11/91	434,486	(12)	3.6%	100,000	(12)	334,486	(12)	2.5%

Paul Sheggeby and Pat Sheggeby	13,750	(13)	*	2,500		11,250	(13)	*

Philip M. Sweetser	13,500	(14)	*	2,000		11,500	(14)	*

Michael Thorsland	423,558	(15)	3.5%	37,500		386,058	(15)	2.9%

Westcap Securities, Inc.	23,000	(16)	*	23,000	(16)	--		*

* Less than one percent.

(1)

The term “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)

The percentage of shares beneficially owned by each selling shareholder is based on 13,180,198 shares of common stock outstanding, including 11,984,198 shares outstanding as of September 24, 2004 and 1,196,000 shares to be outstanding upon exercise of warrants, which shares are being offered hereby.

(3)	Includes 4,250 shares issuable upon exercise of a currently exercisable warrant by Mr. Ahmann.

(4)

Includes 1,150,000 shares issuable upon exercise of a currently exercisable warrant. Mr. Andrew Barron Worden, President of Barron Capital Advisors LLC, general partner of Barron Partners LP, has sole voting and dispositive power with regard to the shares.

(5)

Includes 129,905 shares issuable upon exercise of currently exercisable warrants; shares and warrants are held by Robert Bringer and Ruth Bringer, husband and wife, individually, jointly or as trustees of their trust. The shares being sold are held by the trust.

(6)	Includes 75,000 shares issuable upon exercise of currently exercisable warrants by Mr. Bruggeman.

(7)

Represents shares issuable upon exercise of a currently exercisable warrant. C.K. Cooper & Company has represented that it is a registered broker-dealer. See the “Plan of Distribution” for required disclosure with respect to this selling shareholder. Mr. Alex Montano has sole voting and dispositive power with regard to the shares.

(8)	Includes 120,343 shares issuable upon exercise of currently exercisable warrants by Mr. Crawford and 25,000 shares issuable upon exercise of a currently exercisable warrant by Mr. Crawford’s wife.

(9)	Includes 103,600 shares issuable upon exercise of currently exercisable warrants by Mr. Fernald.

(10)	Includes 1,250 shares issuable upon exercise of a currently exercisable warrant by Mr. Kuhrmeyer.

(11)	Includes 7,500 shares issuable upon exercise of a currently exercisable warrant by Mr. Macho.

(12)

Includes 122,292 shares issuable upon exercise of currently exercisable warrants; shares and warrants are held by Gerald Mueller and Ellen Mueller, husband and wife, individually, jointly and through their individual trusts. Each trust intends to sell 50,000 shares held by such trust.

(13)	Includes 1,250 shares issuable upon exercise of a currently exercisable warrant by Paul and Pat Sheggeby.

(14)	Includes 1,500 shares issuable upon exercise of a currently exercisable warrant held by Mr. Sweetser.

(15)	Includes 211,480 shares issuable upon exercise of currently exercisable warrants held by the Mr. Thorsland.

(16)

Represents shares issuable upon exercise of a currently exercisable warrant held by Westcap Securities, Inc. (“Westcap”). Westcap has represented that it is a registered broker-dealer. See the “Plan of Distribution” for required disclosure with respect to Westcap. Mr. Thomas Rubin, Chief Executive Officer of Westcap, Mr. Christopher Scott, Chief Financial Officer of Westcap, and Jeff M. Greeney, Chief Operating Officer of Westcap, have shared voting and dispositive power with regard to the shares held by Westcap.

PLAN OF DISTRIBUTION

        This prospectus covers 1,554,500 shares of our common stock that are currently issued and outstanding and 1,196,000 shares of common stock issuable upon the exercise of outstanding warrants. All of the shares offered may be sold by the selling shareholders. We will not realize any proceeds from the sale of the shares by the selling shareholder.

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution;

•	in privately negotiated transactions; and

•	in options transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the common stock short and redeliver the shares to close out such short positions. As of the date of this Registration Statement, none of the selling shareholders holds a short position in our stock. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. To our knowledge, based upon information provided to us by the selling shareholders, the only selling shareholders who are registered broker-dealers are C.K. Cooper & Company (“Cooper”) and Westcap Securities, Inc. (“Westcap”). As such, these selling shareholders are deemed to be underwriters of the shares underlying their warrants within the meaning of the Securities Act. We do not have a material relationship with either of these selling shareholders, and they do not have a right to designate or nominate a member of the Board of Directors. Cooper acquired the warrant in consideration for providing services in connection with our recent private placement of securities. Part of the warrant was transferred from Cooper to Westcap. All selling shareholders acquired our securities in the ordinary course of their business and had, at the time of the acquisition, no plans or proposals, directly or with any other person, to distribute the securities.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

•	such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

•	with respect to any selling shareholder, such time as all of the shares held by the selling shareholder and subject to this prospectus may be sold to the public in compliance with Rule 144 within any three-month period.

DESCRIPTION OF SECURITIES

        Our Company is authorized to issue an aggregate number of 100 million shares that consists of 50 million shares of common stock, and 50 million shares of preferred stock. Our Board of Directors is authorized to establish from the preferred shares one or more series of shares, to designate each such series, and to fix the relative rights and preferences of each such class or series. As of September 24, 2004, 11,984,198 shares of common stock were outstanding.

Common Stock

        Our common stock has a no par value. Common stock shareholders are entitled to receive dividends as and when declared by our Board of Directors. However, dividends on our common stock are not contemplated in the foreseeable future. Common shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of the common shareholders.

        Our Articles of Incorporation provide that our shareholders will not have cumulative voting rights with regard to the election of directors. Under cumulative voting, a shareholder could cast that number of votes equal to such shareholder’s shares multiplied by the number of directors to be elected in favor of one candidate or among several candidates. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Under non-cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

        Our articles provide that our shareholders will not have any preemptive rights to subscribe for or purchase additional shares of our capital stock. This means that our shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase our securities before we may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder’s proportional voting power and proportional rights to receive other distributions by the Company.

Preferred Stock

        There are no shares of preferred stock issued and outstanding.

        Under governing New Mexico law and our Articles of Incorporation, no action by our Company’s shareholders is necessary, and only action of our Board of Directors is required, to authorize the issuance of any of the preferred stock. Our Board of Directors is empowered to establish, and to designate the name of, each series of the preferred shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, our board, without shareholder approval, may issue preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of our common stock.

        The existence of preferred stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of common stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the preferred shares may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our common stock.

        The New Mexico Business Corporations Act does not include any provisions that could have the effect of delaying or preventing a change in the control of the Company in a transaction or series of transactions not approved by the Board of Directors.

LEGAL MATTERS

        Certain legal matters associated with the shares offered pursuant to this prospectus will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

        The consolidated financial statements for the year ended December 31, 2003 incorporated in this prospectus have been audited by Lurie Besikof Lapidus & Company, LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION REGARDING
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Under Section 53-11-4.1 of the NMBCA, a corporation may indemnify any person made a party to any proceeding by reason that the person is or was a director if the person acted in good faith and the person reasonably believed that, if acting in an official capacity for the corporation, that the person’s actions were in the corporation’s best interests, and if not acting in an official capacity for the corporation, that the person’s conduct at least was not opposed to the corporation’s best interests. In the case of a criminal proceeding, a corporation may indemnify a person who is made a party to any proceeding by reason that the person is or was a director if the person had no reasonable cause to believe that her conduct was unlawful. Indemnification may be made against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a specific proceeding. But if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and shall not be made in respect of any proceeding in which the person is determined to be liable to the corporation. A director may not be indemnified in any action charging improper personal benefit to the director.

        No indemnification is allowed until after a determination has been made that indemnification is permissible because the officer has met the requirements outlined above. This determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if such a quorum cannot be obtained, a majority vote of a committee of the board duly designated to act in the matter by a majority vote of the full board, and consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel selected by the board of directors or a committee selected by the board of directors, or, if no committee can be selected, then by a majority vote of the full board; or (4) by the shareholders. Authorization of indemnification and determination as to the reasonableness of expenses shall be made in the same manner.

        Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation prior to the final disposition of the proceeding. Unless limited by the articles of incorporation, an officer is entitled to the same indemnification protections given to directors of the corporation, an officer, employee or agent of the corporation may receive indemnification and reimbursement of expenses the same as directors of the corporation, and an officer, employee or agent who is not a director may be expensed to a further extent, consistent with law, as may be provided for in the articles of incorporation, bylaws, general or specific action of the corporation’s board of directors, or contract.

        Our bylaws require us to indemnify anyone who is or was an officer, director or full time employee of our Company to the full extent allowed under Section 53-11-4.1 of the New Mexico Business Corporation Act.

        New Mexico corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify such person against liability under the provisions of New Mexico corporate law. We have not procured directors’ and officers’ insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
for the fiscal years ended December 31, 2003 and December 31, 2002	F-2

Consolidated Balance Sheets as of December 31, 2003 and
December 31, 2002 (audited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2003
and December 31, 2002 (audited)	F-4

Consolidated Statements of Stockholders’ Equity for the years ended
December 31, 2003 and December 31, 2002 (audited)	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2003
and December 30, 2002 (audited)	F-6

Notes to Consolidated Financial Statements for the years ended
December 31, 2003 and December 31, 2002 (audited)	F-7

Condensed Consolidated Balance Sheet as of June 30, 2004 (unaudited)	F-18

Condensed Consolidated Statement of Operations for the six-month periods
ended June 30, 2004 and June 30, 2003 (unaudited)	F-19

Condensed Consolidated Statement of Cash Flows for the six-month periods
ended June 30, 2004 and June 30, 2003 (unaudited)	F-20

Notes to Condensed Consolidated Financial Statements for the six-month periods
ended June 30, 2004 and June 30, 2003 (unaudited)	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Scanner Technologies Corporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Scanner Technologies Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scanner Technologies Corporation and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Lurie Besikof Lapidus & Company, LLP
Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
February 13, 2004

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

ASSETS
CURRENT ASSETS
Cash	$170,082	$31,037
Accounts receivable, less allowance of $40,000	984,338	168,008

Income taxes receivable	—	235,900
Inventory, less allowances of $20,000 and $32,000	911,382	827,857
Prepaid expenses	37,418	25,152

TOTAL CURRENT ASSETS	2,103,220	1,287,954

PROPERTY AND EQUIPMENT, net	41,294	52,159
PATENT RIGHTS, net	283,025	344,776
OTHER	17,873	16,939

	$2,445,412	$1,701,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank line of credit	$701,000	$570,000
Notes payable	113,340	274,886
Accounts payable	804,128	647,521
Accrued expenses	157,709	119,885
Customer deposits	20,940	—

TOTAL CURRENT LIABILITIES	1,797,117	1,612,292

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, no par value, 50,000,000 shares authorized;
10,426,459 and 10,000,982 shares issued and outstanding	4,128,528	3,064,941
Warrants	411,561	—
Deferred financing costs, net	(176,822)	—
Notes receivable for common stock	(275,000)	—
Accumulated deficit	(3,439,972)	(2,975,405)

	648,295	89,536

	$2,445,412	$1,701,828

See notes to consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002

REVENUES	$2,833,338	$1,241,215

COST OF GOODS SOLD	827,685	361,413

GROSS PROFIT	2,005,653	879,802

OPERATING EXPENSES
Selling, general and administrative	1,333,832	1,602,982
Research and development	530,362	798,650
Legal fees	390,515	547,611

	2,254,709	2,949,243

LOSS FROM OPERATIONS	(249,056)	(2,069,441)

OTHER INCOME (EXPENSE)
Other income, net	240,399	554
Interest expense	(453,110)	(23,162)

LOSS BEFORE INCOME TAXES (BENEFIT)	(461,767)	(2,092,049)

INCOME TAXES (BENEFIT)	2,800	(71,900)

NET LOSS	$(464,567)	$(2,020,149)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.05)	$(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING –
BASIC AND DILUTED	10,272,669	8,286,107

See notes to consolidated financial statements

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital		Deferred Financing Costs	Notes Receivable	Stock Options	Deferred Stock Option Compensation	Accumulated Deficit

	Shares	Amount		Warrants						Total

BALANCE AT DECEMBER 31, 2001	7,061,196	$70,612	$1,262,023	$–	$–	$–	$952,430	$(429,134)	$(955,256)	$900,675

Net loss	–	–	–	–	–	–	–	–	(2,020,149)	(2,020,149)

Unearned compensation
forgiven, net of tax	–	–	818,575	–	–	–	–	–	–	818,575

Stock options:

Repurchased for cash	–	–	–	–	–	–	(15,000)	–	–	(15,000)

Cancelled	–	–	–	–	–	–	(144,750)	144,750	–	–

Exercised	507,000	5,070	935,680	–	–	–	(792,680)	–	–	148,070

Amortization of deferred compensation	–	–	–	–	–	–	–	284,384	–	284,384

Common stock issued for merger with
Southwest Capital Corporation	2,001,388	(27,019)	–	–	–	–	–	–	–	(27,019)

Additional shares issued
for recapitalization	431,398	–	–	–	–	–	–	–	–	–

Change from par value to
no par value	–	3,016,278	(3,016,278)	–	–	–	–	–	–	–

BALANCE AT DECEMBER 31, 2002	10,000,982	3,064,941	–	–	–	–	–	–	(2,975,405)	89,536

Net loss	–	–	–	–	–	–	–	–	(464,567)	(464,567)

Common stock issued for cash	100,000	250,000	–	–	–	–	–	–	–	250,000

Warrants:

Issued	–	–	–	574,671	(574,671)	–	–	–	–	–

Exercised	325,477	813,587	–	(163,110)	–	(275,000)	–	–	–	375,477

Amortization of deferred
financing costs	–	–	–	–	397,849	–	–	–	–	397,849

BALANCE AT DECEMBER 31, 2003	10,426,459	$4,128,528	$–	$411,561	$(176,822)	$(275,000)	$–	$–	$(3,439,972)	$648,295

See notes to consolidated financial statements

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002

OPERATING ACTIVITIES
Net loss	$(464,567)	$(2,020,149)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	25,481	26,473
Amortization of deferred financing costs	397,849	—
Amortization of patent rights	61,751	25,730
Interest expense added to debt principal	14,878	—
Deferred income taxes	—	163,200
Deferred stock option compensation	—	284,384
Changes in operating assets and liabilities:
Accounts receivable	(816,330)	315,988
Income taxes receivable	235,900	161,729
Inventory	(83,525)	(95,051)
Prepaid expenses and other	(13,200)	(41,269)
Accounts payable	156,607	284,524
Accrued expenses	37,824	(25,992)
Customer deposits	20,940	—

Net cash used by operating activities	(426,392)	(920,433)

INVESTING ACTIVITY
Purchases of property and equipment	(14,616)	(15,280)

FINANCING ACTIVITIES
Net proceeds on bank line of credit	131,000	570,000
Proceeds from notes payable	100,000	—
Payments on notes payable	(276,424)	(103,070)
Proceeds from sale of common stock and exercise of warrants and stock options	625,477	148,070
Refund of stock options issued for cash	—	(15,000)

Net cash provided by financing activities	580,053	600,000

NET INCREASE (DECREASE) IN CASH	139,045	(335,713)
CASH
Beginning of year	31,037	366,750

End of year	$170,082	$31,037

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$52,190	$23,162
Income taxes	2,800	—
Noncash operating, financing and investing activities:
Warrants issued in connection with line of credit	574,671	—
Warrants exercised	163,110	—
Notes receivable issued for purchase of common stock	275,000	—
Unearned compensation forgiven and transferred to capital	—	1,254,575
Deferred tax asset related to forgiven unearned compensation	—	436,000
Valuation of stock options exercised and cancelled	—	937,430
Stock options cancelled	—	144,750
Note payable issued in exchange for patent rights	—	370,506
Accrued license fees transferred to note payable	—	89,354
Officer loan offset against note payable	—	(96,904)
Deficiency of Southwest Capital at date of merger	—	27,019

See notes to consolidated financial statements

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Significant Accounting Policies –

The accompanying consolidated financial statements account for the merger between Scanner Technologies Corporation (Scanner) and Southwest Capital Corporation (Southwest) as a capital transaction in substance (and not a business combination of two operating entities) that would be equivalent to Scanner issuing securities to Southwest in exchange for the net monetary liabilities of Southwest, accompanied by a recapitalization (See Note 2). The combined entity of Scanner and its subsidiary and Southwest are referred to as the “Company.”

Nature of Business

The Company invents, develops and markets vision inspection devices that are used in the semiconductor industry for the inspection of integrated circuits. The Company’s customer base is small in numbers and global in location.

Principles of Consolidation

The consolidated financial statements include the accounts of Scanner Technologies Corporation and its wholly owned subsidiary, Scanner Technologies Corporation International, incorporated in the United States and registered in Singapore. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenue is earned primarily through sales of test equipment to third party customers and also to a distributor. For sales to the distributor, revenue is recognized upon shipment as the distributor has no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment, however the customer has certain acceptance provisions relating to installation and training. These provisions require the Company to defer revenue recognition until the equipment is installed and the customers’personnel are trained. The Company provides the training but does not install the equipment. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

Management Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates relate to the valuation allowance on deferred tax assets and payables for legal fees (See Note 12).

Fair Value of Financial Instruments

The carrying amounts of financial instruments consisting of cash, receivables, bank line of credit, notes payable, accounts payable, accrued expenses and customer deposits approximate their fair values.

Accounts Receivable

Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory

Inventory is stated at the lower of cost or market with cost determined on the first-in, first-out method. The Company has provided an allowance for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated fair value based on assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using accelerated methods. Leasehold improvements are amortized straight-line over the lease term.

Patent Rights

Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over six years, the deemed useful lives of the patents. Accumulated amortization at December 31, 2003 and 2002 was $87,481 and $25,730, respectively, and annual amortization is $61,751.

Long-Lived Assets

In January 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The adoption of SFAS No. 144 did not have a significant impact on the Company’s financial statements. All long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An impairment loss is recognized when estimated discounted cash flows to be generated by those assets are less than the carrying value of the asset. When impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

Product Warranty

The Company provides an accrual for estimated incurred but unidentified product warranty issues based on historical activity. The warranty accrual and related expenses were not significant.

Accounting for Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method of reported results. The adoption of SFAS No. 148 did not have a significant impact on the Company’s financial statements.

The Company had a stock-based employee compensation plan consisting of stock options. However, it has not adopted a method under SFAS No. 123 to expense stock options and continues to apply Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options. Accordingly, any compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the measurement date over the employee’s option exercise price. Any resulting compensation expense is amortized ratably over the related vesting period. Options and warrants to non-employees are accounted for as required by SFAS No. 123.

If the Company recognized stock option compensation expense based on fair value at the date of grant, consistent with the methods prescribed by SFAS No. 123, net loss and per share disclosures would remain the

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

same for the year ended December 31, 2003. For the year ended December 31, 2002, net loss and per share disclosures would change to the pro forma amounts below:

Net loss:
As reported	$(2,020,149)
Stock option amortization cost	(15,433)

Pro forma	$(2,035,582)

Net loss per share – basic and diluted:
As reported	$(.24)
Stock option amortization cost	(.01)

Pro forma	$(.25)

Income Taxes

The Company is taxed as a domestic U.S. corporation under the Internal Revenue Code. Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized. Income tax benefit is the current tax refundable for the year and the change during the year in deferred tax assets and liabilities.

Credit Risk

Significant concentrations of credit risk exist in accounts receivable, which are due from customers located primarily in the Far East and the United States.

Reclassifications

Certain reclassifications were made to the 2002 financial statements to make them comparable with 2003. The reclassifications did not affect previously reported stockholders’equity, net loss, or net cash flows.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average common shares outstanding during the year. Diluted net loss per share normally includes common stock equivalents (options and warrants), but they were excluded since their effect was antidulitive.

Options and warrants to purchase 3,015,289 and 1,385,716 shares of common stock with a weighted average exercise price of $1.44 and $1.12 were excluded from the diluted computation for the years ended December 31, 2003 and 2002, respectively, because they were antidulitive.

Recently Issued Accounting Pronouncements

On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations of the issuer.

On December 1, 2002, the Company adopted FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 elaborates on existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that, at the time of issuance of a guarantee, the Company must recognize an initial liability for the fair value, or market value, of the obligations it assumes. The liability recognition provisions do not apply to product warranties or to guarantees accounted for as derivatives.

The adoption of the preceding Statements and Interpretation did not impact the Company’s consolidated financial statements for the years presented.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 changes the criteria by which one company includes another entity in its consolidated financial statements. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. Previously, the criteria was based on control through voting interest.

Through December 2003, the FASB revised certain elements of FIN No. 46 and also modified its effective date. For registrants who file under Regulation S-B, FIN No. 46 is applied in periods ending after December 31, 2003. Since the Company does not have any variable interest entities, this Interpretation is not expected to have any impact on its consolidated financial statements.

2.	Merger and Reorganization –

On January 16, 2002, the Company executed an Agreement and Plan of Reorganization with Southwest Capital Corporation (Southwest), a public company with no operations. The agreement provided for the Company to merge into Southwest, with Southwest continuing as the surviving corporation under the name of Scanner Technologies Corporation. On July 31, 2002, the Company completed its merger with Southwest pursuant to which the Company was merged with and into Southwest. This merger was treated as a recapitalization.

At the effective date of the merger, each of the 7,568,196 shares of Scanner’s common stock outstanding was converted into the right to receive 1.057 shares of the surviving company’s common stock and a five-year warrant to purchase 0.2642 shares of the surviving company’s common stock. The warrants are exercisable immediately at an exercise price of $1.00 per share. The conversion ratio was based on the total amount of Scanner’s common stock outstanding at the effective date of the merger. As a result, the surviving company issued an additional 7,999,594 shares of its common stock and warrants to purchase 1,999,543 shares of common stock. Each share of common stock of Southwest issued and outstanding, 2,001,388 shares, remained issued and outstanding and unaffected by the merger. Southwest had a deficiency in assets of $27,019 at the date of the merger.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At the time of the merger, Scanner had outstanding warrants to purchase 225,000 shares of its common stock at $2.75 per share. These warrants were converted into warrants to purchase a total of 297,225 shares of common stock which consisted of a total of 59,445 units of the surviving company’s securities at $10.80 per unit, each unit consisting of four shares of the surviving company’s common stock and a five-year warrant immediately exercisable to purchase one share of the surviving company’s common stock at $1.00 per share.

At the time of the merger, the Articles of Incorporation were amended to authorize preferred stock, increase the number of shares the Company is authorized to issue and to change the common stock from $.01 par value to no par value stock.

Upon the consummation of the merger of Scanner into Southwest, the Company became the owner of the licensed know-how in exchange for a secured note payable to the licensor (officer/stockholder) for $1.00 and all expenses incurred for securing and maintaining the intellectual property patent rights, totaling $370,505. The exclusive license agreement, which was terminated, covered the operation, manufacturing, testing and selling of Scanner products. The agreement required a fee of 5% of the Company’s sales. License expense was $38,773 for the year ended December 31, 2002.

The following unaudited pro forma consolidated financial information for the year ended December 31, 2002, provided for informational purposes only, assumes the merger of Scanner and Southwest occurred on January 1, 2002. It is based on historical information and does not necessarily reflect the actual results that would have occurred.

Revenues	$1,241,215
Net loss	(1,754,770)
Net loss per common share – basic and diluted	(.18)

3.	Inventory –

Inventory consists of the following:

	December 31,
	2003	2002

Finished goods	$134,598	$119,207
Subassemblies	189,186	213,579
Raw materials, less allowances of $20,000 and $32,000	587,598	495,071

	$911,382	$827,857

4.	Property and Equipment –

Property and equipment consist of the following:

	December 31,		Estimated Useful Lives – Years
	2003	2002
Furniture and fixtures	$118,902	$114,298	5 to 7
Machinery and equipment	70,595	61,361	3 to 7
Leasehold improvements	20,866	20,088	1 to 3

	210,363	195,747
Less accumulated depreciation	169,069	143,588

	$41,294	$52,159

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Bank Line of Credit –

In 2003, the Company renewed its bank line of credit through May 1, 2004. The line was increased from $900,000 to $1,300,000 with an interest rate at prime (4.00% and 4.25% at December 31, 2003 and 2002, respectively), and the Company provided the bank with a security interest in its general business assets. The line is guaranteed by individuals who received for their financial support: (a) five-year warrants to purchase 325,000 shares of the Company’s common stock at $2.75 per share and (b) thirty-day warrants to purchase an additional 325,000 shares of the Company’s common stock at $2.00 per share. Provided the guarantor paid cash for at least one half of the shares subject to their thirty-day warrant, such guarantor was permitted to purchase the remainder of the shares with a promissory note, collateralized by the shares purchased, payable one year from date of exercise. The guarantors exercised all such warrants in exchange for aggregate cash payments to the Company of $350,000 and one year promissory notes issued to the Company with an aggregate principal amount of $300,000. One of the promissory notes in the amount of $25,000 was paid in August 2003. The remaining principal amounts are due in April and May 2004. In connection with the exercise of their thirty-day warrants, the guarantors were granted two-year warrants to purchase an additional 650,000 shares of the Company’s common stock at $2.00 per share. All of the warrants issued to the guarantors had a market value of $574,671 as determined by the Black-Scholes option pricing model.

The former bank line of credit was guaranteed by stockholders who received, in 2002, for their financial support, warrants to purchase a total of 225,000 shares of the Company’s common stock at $2.75 per share. In the subsequent merger (See Note 2), the warrants were converted into warrants to purchase a total of 59,445 units of the Company’s securities at $10.80 per unit, each unit consisting of four shares of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at $1.00 per share.

6.	Notes Payable –

Notes payable consist of the following:

	December 31,
	2003	2002
President, 8.00%, due August 2, 2003	$—	$261,546
Others, unsecured:
Note payable, 4.25%, due April 8, 2004	100,000	—
Note payable, non-interest bearing, demand	13,340	13,340

	$113,340	$274,886

In connection with the $100,000 note payable issued in 2003, the Company also issued three-year warrants to purchase 25,000 shares of common stock at $2.75 per share. The warrants had no market value as determined by the Black-Scholes option pricing model.

The note payable to the President was collateralized by all assets of the Company. Interest on this note was $14,878 and $10,417 for 2003 and 2002, respectively.

7.	Stockholders’ Equity –

Private Placement Offering

During 2003, the Company sold 100,000 shares of common stock at $2.50 per share, for an aggregate amount of $250,000, under a private placement offering. Warrants to purchase an additional 25,000 shares of common stock at $3.00 per share were issued in connection with these sales. The warrants expire three years after issuance and had no market value as determined by the Black-Scholes option pricing model.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

The Company granted stock options under the Company’s 1991 Stock Options and Stock Award Plan (Plan Options) and sold stock purchase options to outside investors (Financing Options). The 1991 Stock Options and Stock Award Plan was terminated in 2002.

Prior to 2002, the Company sold for cash 24,750 Financing Options at $.61 per share, which was refunded in 2002.

Stock option activity for the year ended December 31, 2002 was as follows:

	Options	Weighted-Average Exercise Price
Beginning of year	606,750	$ .62
Cancelled	(99,750)	2.29
Exercised	(507,000)	.29

End of year	--	—

Stock Warrants

The Company issued warrants related to line of credit financing, services, issuances of common stock and its merger and reorganization.

In 2003, the Company issued five-year warrants to purchase 250,000 shares of common stock at $1.35 per share in exchange for professional services related to financing arrangements. The warrants had no market value as determined by the Black-Scholes option pricing model.

Warrant activity was as follows:

	Warrants		Weighted-Average Exercise Price
	Year Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Beginning of year	2,296,768	—	$1.18	$ —
Issued	1,600,000	225,000	2.08	2.75
Merger and reorganization	—	2,071,768	—	1.01
Exercised	(325,477)	—	2.00	—

End of year	3,571,291	2,296,768	1.51	1.18

The weighted-average grant-date fair value for warrants issued is as follows:

	2003		2002
	Warrants	Fair Value	Warrants	Fair Value
Warrant price less than stock price	975,000	$ .55	--	$ —
Warrant price greater than stock price	625,000.07		225,000.00

	1,600,000.36		225,000.00

All warrants outstanding at December 31, 2003 were exercisable and had a weighted-average remaining life of 3.3 years.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of warrants is estimated at grant-date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2002
Risk-free interest rate	2.12%	3.06%
Expected life-years	2.85%	5.00%
Expected volatility	0.00%	0.00%
Expected dividend rate	0.00%	0.00%

Since the Company’s stock is thinly traded, volatility is set at 0% as permitted by SFAS 123.

8.	Income Taxes –

Income taxes (benefit) consist of the following:

	Year Ended December 31,
	2003	2002
Current	$2,800	$(235,100)
Deferred	—	163,200

	$2,800	$(71,900)

Income tax computed at the U.S. federal statutory rate reconciled to the effective tax rate is as follows:

	Year Ended December 31,
	2003	2002
Benefit at statutory tax rate	(34.0)%	(34.0)%
Benefit of net operating loss	—	18.6
Nondeductible interest expense	29.3	—
Change in valuation allowance	—	11.6
Other	5.3	.4

	0.6%	(3.4)%

Significant components of net deferred tax assets are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Operating loss carryovers	$375,000	$378,900
Tax credit carryovers	42,200	42,200
Other temporary differences	78,600	58,100
Valuation allowance	(495,800)	(479,200)

Net deferred tax	$—	$—

The valuation allowance was provided as it is probable the deferred tax asset will not be realized. The valuation allowance increased by $16,600 and $479,200 in 2003 and 2002, respectively, primarily because of the Company’s inability to utilize net operating losses.

The Company has operating loss carryforwards of approximately $1,103,000 for U.S. federal income tax purposes which expire through 2022.

State tax effects are immaterial and not separately disclosed.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Employee Benefit Plan –

The Company maintains a 401(k) plan for its employees. The employees are allowed to contribute to the Plan as provided under the law. Any matching contributions by the Company are at the discretion of the Board of Directors. No matching contributions have been made for the years ended December 31, 2003 and 2002.

10.	Commitments –

Operating Leases

Facilities are leased under operating leases expiring through 2007. The leases require monthly base rents plus increases for operating expenses and/or property taxes as defined in the leases. Total rent expense for all leases was approximately $155,300 and $154,800 for 2003 and 2002, respectively.

Approximate future minimum lease payments are as follows:

Year	Amount
2004	$123,300
2005	103,900
2006	102,000
2007	20,100

$349,300

Employment Agreement

The Company has an employment agreement with its President and Chief Executive Officer at an annual pay of $180,000. The agreement contains a provision that requires the Company to pay an amount equal to the annual salary if he is terminated without cause.

11.	Major Customers and Geographic Information –

The following table shows by major customer by country the percentage of revenues for the respective years and the percentage of receivables for the years ended December 31:

Major Customers

	2003		2002
Customer (Location)	Revenues	Receivables	Revenues	Receivables
A (Singapore)	33%	54%	6%	6%
B (Taiwan)	20	16	18	40
C (Japan)	13	—	10	—
D (US)	—	—	33	4
E (Taiwan)	7	10	—	—
F (US)	6	—	5	30
G (Hong Kong)	—	2	—	10

Geographic Information	2003	2002
Revenues
Singapore	$1,130,300	$98,200
Taiwan	704,300	239,800
Japan	368,100	120,700
Others outside the United States	150,638	126,615
United States	480,000	655,900

	$2,833,338	$1,241,215

Property and Equipment, net
United States	$40,222	$52,038
Outside the United States	1,072	121

	$41,294	$52,159

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Contingencies and Uncertainty –

In an agreement dated April 19, 2002, the Company’s President and Chief Executive Officer (President) forgave the payment of his accrued salary and released the Company, its successors, its officers and directors from any liability in connection with the accrued salary. In exchange, the Company agreed that its President will receive certain proceeds, if any, that Scanner may receive out of litigation involving patents that Scanner had licensed. Under the agreement, the Company keeps 60% of any proceeds of the currently ongoing litigation and pays its President 40% of such proceeds until the Company has been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and its President has received the total of $1,254,575. If one party receives all the amounts owing to such party before the other party’s claim under this provision is satisfied, the other party receives 100% of the proceeds until its claim is satisfied. If any proceeds remain after such payment, the Company’s President receives 50% of such remainder. He also has a right to receive part of the proceeds, if any, the Company may receive out of any subsequent litigation involving the licensed patents. The Company keeps 60% of any such proceeds until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and its President receives 40% of any such proceeds until he has received a total of $1,254,575 of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds of the subsequent litigation remain after such distribution, the Company will pay 25% of such remaining proceeds to its President. The unearned compensation forgiven ($1,254,575) less the related deferred tax benefit ($436,000) was recorded as additional paid-in capital in stockholders’ equity.

To provide the Company’s Senior Vice President with an incentive to continue his employment with the Company, and to compensate him for compensation in recent years which the Company believes was less than he might have received in a comparable position elsewhere, the Senior Vice President was also a party to the agreement regarding the distribution of litigation proceeds. The Company agreed to pay to him 20% of the remaining proceeds, if any, Scanner receives out of any subsequent litigation as described above involving the licensed patents, and that remain after the aforesaid payments to the Company and its President have been made out of such proceeds.

In 2000, the Company instituted a lawsuit against a Belgian corporation for infringement of two of its patents. The patents related to three-dimensional ball array inspection apparatus and method. Discovery was completed in the case and a so-called Markman hearing was held in November 2001. In June 2003, the Company and the Belgian corporation reached a settlement concerning one illumination source inspection systems. Pursuant to the settlement agreement, the Belgian corporation made a one-time payment of $400,000 to the Company to settle all issues with regard to these one light source inspection systems. The court found no infringement with regard to the two illumination source devices that the Belgian corporation sold. The Company agreed to the settlement in order to allow it to immediately appeal the court’s ruling concerning inspection systems involving two light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. The Company intends to continue to vigorously enforce its patent rights and expects to incur significant additional expenses in 2004 to pursue their appeal. The Company believes that any unfavorable decision will not have a material or adverse effect on the consolidated financial statements. In connection with the settlement, the Company paid its President $160,000 pursuant to the agreement noted above. The $400,000 settlement less the $160,000 paid to the President is recorded at net in other income in the consolidated financial statements.

In 2002, the Company brought suit against two law firms that previously represented the Company in the aforementioned patent litigation. The Company demanded a full and complete accounting for the fees and

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expenses, the payment of which these firms demand in connection with the patent litigation. The Company has paid the law firms $558,652 in legal fees and costs. The law firms claim that the Company owes them an additional $402,984. When the Company brought the patent suit, the law firms estimated that legal fees and costs through the discovery stage of the patent litigation would be $447,000 to $585,000. The Company, therefore, contends that it does not owe any further payments to the defendants. At December 31, 2003 and 2002, the $402,984 is included in accounts payable in the consolidated balance sheets.

A trial was conducted in December 2003 relating to the above legal fees dispute. In January 2004, the court held that, “the number of hours billed by the Defendants (law firms) was grossly excessive.” In its ruling, the court reduced the outstanding balance due the law firms by approximately $320,000. It is the opinion of the Company’s legal counsel that this decision will not be appealed by the law firms. Consequently, Scanner will reflect the reduction in accounts payable and record other income in its consolidated financial statements for the quarter ending March 31, 2004.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2003	June 30 2004
		(unaudited)
ASSETS
CURRENT ASSETS
Cash	$170,082	$299,153
Accounts receivable, less allowance of $40,000	984,338	1,371,706
Inventory, less allowance of $20,000 and $40,500	911,382	1,644,866
Prepaid expenses	37,418	36,455

TOTAL CURRENT ASSETS	2,103,220	3,352,180
PROPERTY AND EQUIPMENT, net	41,294	48,528
PATENT RIGHTS, net	283,025	252,149
OTHER	17,873	29,594

	$2,445,412	$3,682,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank line of credit	$701,000	$690,000
Notes payable	113,340	—
Accounts payable	804,128	742,968
Accrued expenses	157,709	223,432
Customer deposits	20,940	—

TOTAL CURRENT LIABILITIES	1,797,117	1,656,400

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, no par value, 50,000,000 shares authorized;
10,426,459 and 10,454, shares issued and outstanding	4,128,528	4,195,924
Warrants	411,561	397,404
Deferred financing costs, net	(176,822)	—
Notes receivable for common stock	(275,000)	—
Accumulated deficit	(3,439,972)	(2,567,277)

	648,295	2,026,051

	$2,445,412	$3,682,451

See notes to condensed consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended June 30,
	2003	2004
REVENUES	$891,889	$3,001,943

COST OF GOODS SOLD	272,209	841,987

GROSS PROFIT	619,680	2,159,956

OPERATING EXPENSES
Selling, general and administrative	626,517	1,092,388
Research and development	255,639	188,292
Legal fees	221,327	132,528

	1,103,483	1,413,208

INCOME (LOSS) FROM OPERATIONS	(483,803)	746,748

OTHER INCOME (EXPENSE)
Other income, net	239,995	333,942
Interest expense	(166,877)	(206,195)

INCOME (LOSS) BEFORE INCOME TAXES	(410,685)	874,495

INCOME TAXES	2,800	1,800

NET INCOME (LOSS)	$(413,485)	$872,695

NET INCOME (LOSS) PER SHARE – BASIC	$(0.04)	$0.08

NET INCOME (LOSS) PER SHARE – DILUTED	$(0.04)	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	10,126,386	10,429,755

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	10,126,386	11,756,315
See notes to condensed consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2003	2004
OPERATING ACTIVITIES
Net income (loss)	$(413,485)	$872,695
Adjustments to reconcile net income (loss) to net cash used
by operating activities:
Depreciation	11,169	10,244
Amortization of deferred financing costs	132,616	176,822
Amortization of patent rights	30,876	30,876
Interest expense added to debt principal	9,808	—
Lawsuit settlement	—	(322,432)
Changes in operating assets and liabilities:
Accounts receivable	(176,538)	(387,368)
Income taxes receivable	235,900	—
Inventory	(18,710)	(733,484)
Prepaid expenses and other	(6,248)	(10,758)
Accounts payable	44,388	261,272
Accrued expenses	4,828	65,723
Customer deposits	—	(20,940)

Net cash used by operating activities	(145,396)	(57,350)

INVESTING ACTIVITY
Purchases of property and equipment	(3,003)	(17,478)

FINANCING ACTIVITIES
Net payments on bank line of credit	(279,000)	(11,000)
Proceeds from notes payable	100,000	—
Payments on notes payable	(49,968)	(113,340)
Proceeds from notes receivable for common stock	—	275,000
Proceed from the exercise of warrants	350,477	53,239
Proceeds from the sale of common stock	175,000	—

Net cash provided by financing activities	296,509	203,899

NET INCREASE IN CASH	148,110	129,071
CASH
Beginning of period	31,037	170,082

End of period	$179,147	$299,153

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$23,517	$32,444
Income taxes	2,800	1,800
Noncash operating, financing and investing activities:
Warrants exercised	163,110	14,157
Warrants issued in connection with line of credit	574,671	—
Notes receivable issued for purchase of common stock	300,000	—
See notes to condensed consolidated financial statements

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	Basis of Presentation and Significant Accounting Policies –

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the financial statements and footnotes for the year ended December 31, 2003 included in our Annual Report on Form 10-KSB.

Nature of Business

The Company invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. The Company’s customer base is small in numbers and global in location.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Scanner Technologies Corporation and its wholly owned subsidiary, Scanner Technologies Corporation International, incorporated in the United States and registered in Singapore. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenue is earned primarily through sales of inspection equipment to third party customers and also to a distributor. For sales to the distributor, revenue is recognized upon shipment as the distributor has no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment; however, the customer has certain acceptance provisions relating to installation and training. These provisions require the Company to defer revenue recognition until the equipment is installed and the customers’ personnel are trained. The Company provides the training but does not install the equipment. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

Management Estimates

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates relate to the valuation allowance on deferred tax assets.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

Fair Value of Financial Instruments

The carrying amounts of financial instruments consisting of cash, receivables, bank line of credit, notes payable, accounts payable, accrued expenses and customer deposits approximate their fair values.

Accounts Receivable

Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

Inventory

Inventory is stated at the lower of cost or market with cost determined on the first-in, first-out method. The Company has provided an allowance for obsolescence for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated fair value based on assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using accelerated methods. Leasehold improvements are amortized straight-line over the lease term.

Patent Rights

Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight- line method over six years, the deemed useful lives of the patents.

Long-Lived Assets

All long-lived assets are reviewed at least annually for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An impairment loss is recognized when estimated discounted cash flows to be generated by those assets are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

Product Warranty

The Company provides an accrual for estimated incurred but unidentified product warranty issues based on historical activity. The warranty accrual and related expenses were not significant.

Accounting for Stock-Based Compensation

The Company has a stock-based employee compensation plan consisting of stock options. The Company has not adopted Statement of Financial Accounting Standards (SFAS) No. 123 to

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

expense stock options and continues to apply the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options. Accordingly, any compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the measurement date over the employee’s option exercise price. Any resulting compensation expense is amortized ratably over the related vesting period. Options and warrants to non-employees are accounted for as required by SFAS No. 123.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option pricing model. The model takes into consideration weighted average assumptions related to the following: risk-free interest rate; expected live years; expected volatility; and expected dividend rate. Since the Company’s stock is thinly traded, volatility is set at 0% as permitted by SFAS 123. The costs associated with the valuation of the warrants issued in 2003 in connection with the line of credit were recorded as deferred financing costs. These costs were amortized over the term of the line of credit, and the net unamortized balance at December 31, 2003 was offset against stockholders’ equity.

If the Company recognized stock option compensation expense based on fair value at date of grant, consistent with the methods prescribed by SFAS No. 123, net income (loss) and per share disclosures would remain the same for the six month period ended June 30, 2003. For the six month period ended June 30, 2004, net income and per share disclosures would change to the pro forma amounts below:

Six Months Ended June 30, 2004
Net income:
As reported	$872,695
Stock option amortization cost	8,377

Pro forma	$864,318

Net income per share – basic:
As reported	$.08
Stock option amortization cost	--

Pro forma	$.08

Net income per share – diluted:
As reported	$.07
Stock option amortization cost	--

Pro forma	$.07

Income Taxes

The Company is taxed as a domestic U.S. corporation under the Internal Revenue Code. Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

Credit Risk

Significant concentrations of credit risk exist in accounts receivable, which are due from customers located primarily in the Far East and the United States.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average common shares outstanding for the reported period. Diluted net income (loss) per share reflects the potential dilution that could occur if holders of warrants and options that are not antidilutive converted their holdings into common stock. The dilutive effect of options and warrants included 1,326,560 additional shares in the six months ended June 30, 2004.

Options and warrants to purchase 2,669,287 and 672,225 shares of common stock with a weighted average exercise price of $1.34 and $2.59 were excluded from the diluted computation for the six months ended June 30, 2003 and 2004, respectively, because they were antidulitive.

2.	Contingencies and Uncertainty –

In an agreement dated April 19, 2002, the Company’s President and Chief Executive Officer (President) forgave the payment of his accrued salary and released the Company, its successors, its officers and directors from any liability in connection with the accrued salary. In exchange, the Company agreed that its President will receive certain proceeds, if any, that Scanner may receive out of litigation involving patents that Scanner had licensed. Under the agreement, the Company keeps 60% of any proceeds of the currently ongoing litigation and pays its President 40% of such proceeds until the Company has been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and its President has received the total of $1,254,575. If one party receives all the amounts owing to such party before the other party’s claim under this provision is satisfied, the other party receives 100% of the proceeds until its claim is satisfied. If any proceeds remain after such payment, the Company’s President receives 50% of such remainder. He also has a right to receive part of the proceeds, if any, the Company may receive out of any subsequent litigation involving the licensed patents. The Company keeps 60% of any such proceeds until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and its President receives 40% of any such proceeds until he has received a total of $1,254,575 of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds of the subsequent litigation remain after such distribution, the Company will pay 25% of such remaining proceeds to its President. The unearned compensation forgiven ($1,254,575) less the related deferred tax benefit ($436,000) was recorded as additional paid-in capital in stockholders’ equity.

To provide the Company’s Senior Vice President with an incentive to continue his employment with the Company, and to compensate him for compensation in recent years which the Company believes was less than he might have received in a comparable position elsewhere, the Senior Vice President was also a party to the agreement regarding the distribution of litigation proceeds. The Company agreed to pay to him 20% of the remaining proceeds, if any, Scanner receives out of any subsequent litigation as described above involving the licensed patents, and that remain after the aforesaid payments to the Company and its President have been made out of such proceeds.

In 2000, the Company instituted a lawsuit against a Belgian corporation for infringement of two of its patents. The patents related to three-dimensional ball array inspection apparatus and method. In June 2003, the Company and the Belgian corporation reached a settlement concerning one

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

illumination source inspection systems. Pursuant to the settlement agreement, the Belgian corporation made a one-time payment of $400,000 to the Company to settle all issues with regard to these one light source inspection systems. The court found no infringement with regard to the two illumination source devices that the Belgian corporation sold. The Company agreed to the settlement in order to allow it to immediately appeal the court’s ruling concerning inspection systems involving two light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. On April 23, 2004, the United States Court of Appeals ruled in favor of Scanner, finding that the claim terms “an illumination apparatus” and “illuminating” in its patents encompass one or more illumination sources and overturned the District Court’s entry of summary judgment of non-infringement. The Company intends to continue to vigorously enforce its patent rights and expects to incur significant additional expenses in 2004 to pursue their lawsuit. The Company believes that any unfavorable decision will not have a material or adverse effect on the consolidated financial statements. In connection with the settlement in 2003, the Company paid its President $160,000 pursuant to the agreement noted above. The $400,000 settlement less the $160,000 paid to the President was recorded as net in other income in the consolidated financial statements for the six months ended June 30, 2003.

In 2002, the Company brought suit against two law firms that previously represented the Company in the aforementioned patent litigation. The Company demanded a full and complete accounting for the fees and expenses, the payment of which these firms demand in connection with the patent litigation. The Company has paid the law firms $558,652 in legal fees and costs. The law firms claim that the Company owes them an additional $402,984. When the Company brought the patent suit, the law firms estimated that legal fees and costs through the discovery stage of the patent litigation would be $447,000 to $585,000. The Company, therefore, contends that it does not owe any further payments to the defendants. At December 31, 2003, the $402,984 was included in accounts payable in the consolidated balance sheet.

A trial was conducted in December 2003 relating to the above legal fees dispute. In January 2004, the court held that, “the number of hours billed by the Defendants (law firms) was grossly excessive.” In its ruling, the court reduced the outstanding balance due the law firms by $322,432. The Company believes that this decision will not be appealed by the law firms. Consequently, Scanner reflected the reduction in accounts payable and recorded other income in its condensed consolidated financial statements for the six months ended June 30, 2004.

3.	Line of Credit –

The Company’s bank line of credit terminated on May 1, 2004. The bank has not called the $690,000 balance on the line at the date of termination while the Company negotiates a new line of credit or other financing arrangements.

Prospective investors may rely only on the information contained in this prospectus. Scanner Technologies Corporation has not authorized anyone to provide prospective investors with information different form that contained in this prospectus. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Scanner Technologies Corporation

2,750,500 Shares
of
common stock

PROSPECTUS

_____________________, 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

        Under Section 53-11-4.1 of the NMBCA, a corporation may indemnify any person made a party to any proceeding by reason that the person is or was a director if the person acted in good faith and the person reasonably believed that, if acting in an official capacity for the corporation, that the person’s actions were in the corporation’s best interests, and if not acting in an official capacity for the corporation, that the person’s conduct at least was not opposed to the corporation’s best interests. In the case of a criminal proceeding, a corporation may indemnify a person who is made a party to any proceeding by reason that the person is or was a director if the person had no reasonable cause to believe that her conduct was unlawful. Indemnification may be made against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a specific proceeding. But if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and shall not be made in respect of any proceeding in which the person is determined to be liable to the corporation. A director may not be indemnified in any action charging improper personal benefit to the director.

        No indemnification is allowed until after a determination has been made that indemnification is permissible because the officer has met the requirements outlined above. This determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if such a quorum cannot be obtained, a majority vote of a committee of the board duly designated to act in the matter by a majority vote of the full board, and consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel selected by the board of directors or a committee selected by the board of directors, or, if no committee can be selected, then by a majority vote of the full board; or (4) by the shareholders. Authorization of indemnification and determination as to the reasonableness of expenses shall be made in the same manner.

        Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation prior to the final disposition of the proceeding. Unless limited by the articles of incorporation, an officer is entitled to the same indemnification protections given to directors of the corporation, an officer, employee or agent of the corporation may receive indemnification and reimbursement of expenses the same as directors of the corporation, and an officer, employee or agent who is not a director may be expensed to a further extent, consistent with law, as may be provided for in the articles of incorporation, bylaws, general or specific action of the corporation’s board of directors, or contract.

        Our bylaws require us to indemnify anyone who is or was an officer, director or full time employee of our Company to the full extent allowed under Section 53-11-4.1 of the New Mexico Business Corporation Act.

Other Expenses of Issuance and Distribution

SEC registration fee	$760
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Printing and engraving expenses	$1,000
Blue Sky fees and expenses	$500
Transfer agent’s and registrar’s fees	$100

TOTAL	$27,360

        Except for the SEC registration fee, all of the foregoing fees and expenses have been estimated.

Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we issued the securities described below that were not registered under the Securities Act.

        (1)     On November 10, 2001, we issued an aggregate of 535,856 shares of common stock having a market value of $2.13 per share to six individuals, including two directors, in consideration of past services.

        (2)     On November 10, 2001, we issued 130,726 shares of common stock having a market value of $2.13 per share to one of our directors in consideration for cancellation of a debt owed to him in the amount of $11,042 and in consideration for past services.

        (3)     On July 31, 2002, we issued 7,999,600 shares of common stock and five-year warrants to purchase an aggregate of 1,999,559 shares of common stock at $1.00 per share to the shareholders of Scanner Technologies Corporation, a Minnesota corporation (“Scanner Minnesota”), in connection with a merger with Scanner Minnesota.

        (4)     On July 31, 2002, in connection with the merger with Scanner Minnesota, warrants to purchase an aggregate of 225,000 shares of common stock of Scanner Minnesota at $2.75 per share held by six individuals were converted into warrants to purchase an aggregate of 59,445 units of our securities at $10.80 per unit, each unit consisting of four shares of our common stock and a five-year warrant to purchase one share of common stock at $1.00 per share.

        (5)     Between January 2003 and August 2003, we sold an aggregate of 500,000 shares of common stock at $2.50 per share to fourteen individuals through a private placement offering. In addition, the purchasers received three-year warrants to purchase an aggregate of 125,000 shares of common stock at $3.00 per share.

        (6)     In January 2003, we issued 477 shares of common stock in January 2003 upon the exercise of warrants by two holders at $1.00 per share.

        (7)     On April 10, 2003, we issued a three-year warrant to purchase 25,000 shares of common stock at $2.75 per share to a lender in connection with the issuance of a $100,000 note payable in exchange for cash..

        (8)     Between April 14 and May 15, 2003, we issued warrants to nine individuals as consideration for guaranteeing our line of credit, which warrants consisted of (a) five-year warrants to purchase 325,000 shares of common stock at $2.75 per share and (b) thirty-day warrants to purchase 325,000 shares of the Company’s common stock at $2.00 per share and (c) two-year warrants to purchase 650,000 shares of common stock at $2.00 per share.

        (9)     Between May 1 and May 31, 2003, we issued 325,000 shares of common stock upon the exercise of warrants at $2.75 per share to nine individuals

        (10)     On December 5, 2003, we issued a five-year warrant to purchase 250,000 shares of common stock at $1.35 per share to an individual in exchange for professional services related to financing arrangements.

        (11)     On January 19, 2004, the Company issued 265 shares of common stock upon the exercise of a warrant at $1.00 per share by the holder.

        (12)     On January 30, 2004, we granted options to purchase an aggregate of 364,000 shares of common stock at $1.20 per share to eleven employees.

        (13)     On January 30, 2004, we granted options to purchase an aggregate of 330,000 shares of common stock at $1.32 per share to four employees.

        (14)     On March 31, 2004, we granted options to purchase an aggregate of 60,000 shares of common stock at $1.50 per share to four employees.

        (15)     In May 2004, we issued an aggregate of 2,974 shares of common stock to two individuals upon the exercise of warrants at $1.00 per share.

        (16)     On June 23, 2004, we issued 25,000 shares of common stock to one individual upon the exercise of a warrant at $2.00 per share.

        (17)     On April 13, 2004, in exchange for services, the Company issued to a consultant a two-year stock option to purchase 40,000 shares of common stock of the Company at $2.00 per share.

        (18)     From August 10 to August 17, 2004, we issued an aggregate of 7,000 shares to three individuals upon the exercise of warrants at $3.00 per share.

        (19)     From August 13 to August 16, 2004, we issued 237,500 shares to from individual upon the exercise of warrants at $2.00 per share.

        (20)     From August 12 to August 16, 2004, we issued an aggregate of 135,000 shares to three individuals upon the exercise of warrants at $1.35 per share.

        (21)     On August 17, 2004, we issued 1,150,000 units (each unit consisting of one share of common stock and a warrant to purchase one share of common stock at $2.90 per share) for $1.30 per unit to an investor in a private placement. In connection with the private placement, we also issued a warrant to purchase 46,000 shares of common stock at $2.90 per share to a selling agent.

        (22)     On August 24, 2004, we issued warrants to purchase an aggregate of 202,250 shares at $3.50 per share to eleven individuals as an incentive to exercise warrants, which warrants were exercised between June 23 and August 17, 2004.

        (23)     On August 24, 2004, we issued warrants to purchase an aggregate of 175,000 shares at $3.50 per share to five individuals in consideration for their agreement to extend their guarantees on our line of credit.

        The issuances of common stock upon exercise of warrants described in paragraphs (6), (11) and (15) and the option grants described in paragraphs (11) – (13) and (16) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering and the offers and sales were made to a limited number of investors in private transactions. Appropriate legends were affixed to the share certificates issued in such transactions.

        The offers, sales, and issuances of units, common stock and/or warrants described in all other paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering and the offers and sales were made to a limited number of investors in private transactions. All but 29 investors involved in the transaction described in paragraph (3) were accredited. The other transactions covered in this paragraph involved only accredited investors. Appropriate legends were affixed to the share certificates issued in such transactions.

        No underwriters were involved in connection with the above-referenced transactions.

Exhibits

        See the “Exhibit Index” immediately following the signature page to this Registration Statement.

Undertakings

        The undersigned small business issuer hereby undertakes:

        (1)       To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information or the registration statement; and

(iii)	include any additional or changed material information on the plan of distribution.

        (2)       For determining liability under the Securities Act of 1933, as amended (the “Act”), to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

        (3)       File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on September 27, 2004.

SCANNER TECHNOLOGIES CORPORATION
By:	/s/ Elwin M Beaty

Elwin M. Beaty Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

DATE: September 27, 2004	By:	/s/ Elwin M Beaty

Elwin M. Beaty Chief Executive Officer, Chief Financial Officer and Director (Principal executive officer and principal financial and accounting officer)
DATE: September 27, 2004	By:	/s/ David P. Mork

David P. Mork Senior Vice President and Director

SCANNER TECHNOLOGIES CORPORATION
Exhibit Index for
Registration Statement on Form SB-2

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant—incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002

3.2	Amended and Restated Bylaws of the Registrant—incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002

5.1*	Opinion and Consent of Fredrikson & Byron, P.A.

10.1	License Agreement dated November 16, 1990 between the Registrant, Elwin M. Beaty and Elaine E. Beaty—incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended September 30, 2002

10.2	Agreement dated April 19, 2002 among the Registrant, Elwin M. Beaty and David P. Mork relating to forgiveness of salary—incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended September 30, 2002

10.3	Lease Agreement dated December 7, 2000 between Registrant and Carleton Investors, L.L.C. relating to Registrant’s Arizona premises—incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended September 30, 2002

10.4	Amendment to Lease dated December 15, 2003 and Second Amendment to Lease dated January 21, 2004 between Registrant and Carleton Investors, L.L.C. relating to Registrant’s Arizona premises—incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report Form 10-KSB for year ended December 31, 2003

10.5	Amendment to Lease Agreement dated November 21, 2003 between Registrant and Parkers Lake II Realty Corp. relating to Registrant’s Minnesota premises—incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report Form 10-KSB for year ended December 31, 2003

10.6	Employment Agreement dated January 1, 2004 between the Company and Elwin M. Beaty—incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended June 30, 2004**

10.7	Employment Agreement dated January 1, 2004 between the Company and David P. Mork—incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended June 30, 2004**

10.8	Promissory Note dated March 31, 2003 in favor of Bremer Bank, N.A., Commercial Security Agreement dated March 31, 2003 between the Company and Bremer Bank, N.A. and Change in Terms Agreement dated March 31, 2003 between the Company and Bremer Bank, N.A.—incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report Form 10-QSB for quarter ended June 30, 2004

Exhibit Number	Description

21.1	Subsidiary of the Registrant—incorporated by reference to Exhibit 21 to the Registrant’s Quarterly Report Form 10-QSB filed on November 14, 2002

23.1*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

23.2*	Consent of Lurie Besikof Lapidus & Company, LLP

*Filed herewith. **Management agreement or compensatory plan or arrangement.